Exhibit 99.1

Explanatory Note

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”).” Under this standard, a company must recognize a net liability or asset to report the funded status of its defined benefit pension and other postretirement benefit plans on its balance sheet as well as recognize changes in that funded status in the year in which the changes occur, through charges or credits to comprehensive income. In adopting the recognition and disclosure provisions of SFAS No. 158 as of Dec. 31, 2006, PPG incorrectly presented the transition adjustment as part of other comprehensive loss in its statement of comprehensive income and statement of shareholders’ equity included in Item 8 of PPG’s Annual Report on Form 10-K for the year ended Dec. 31, 2006. The transition adjustment should have been reported as a direct adjustment to the balance of accumulated other comprehensive loss as of Dec. 31, 2006. The accompanying statements of comprehensive income and shareholders’ equity have been restated to correct the presentation of the effect of adoption of SFAS No. 158. Comprehensive income for 2006 was incorrectly reported as $545 million. The correct amount of comprehensive income for 2006 is $1,050 million. The “as reported” amount of other comprehensive loss for 2006 was $166 million and the “as revised” amount is other comprehensive income of $339 million.

Additionally, PPG included the portion of the transition adjustment related to the previously unrecognized accumulated actuarial gains related to the impact of the federal subsidy provided under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 on the accumulated projected benefit obligation for other postretirement benefits in calculating the deferred tax impact on the transition adjustment. However, no deferred taxes should have been recorded related to this portion of the transition adjustment as the federal subsidy is non-taxable. Due to this error, the balance of accumulated other comprehensive loss at Dec. 31, 2006 and March 31, 2007 was overstated by $46 million, and the net deferred tax asset balance was understated by the same amount in the balance sheets included in Item 8 of PPG’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and in Item 1 of PPG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The previously reported adjustment to accumulated other comprehensive loss from the adoption of SFAS No. 158 of $505 million should have been $459 million. The accompanying balance sheets as of Dec. 31, 2006 and March 31, 2007 have been restated to increase other assets and to reduce accumulated other comprehensive loss by $46 million as follows:

	March 31, 2007		Dec. 31, 2006
	As previously reported	As restated	As previously reported	As restated
Other assets	$656	$702	$599	$645
Accumulated other comprehensive loss	$(923)	$(877)	$(985)	$(939)

Internal Controls—Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of PPG Industries, Inc.:

We have audited management’s assessment, included in the accompanying Management Report, that PPG Industries, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2006 of the Company and our report dated February 21, 2007 (July 30, 2007 as to Note 1) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

Deloitte & Touche LLP

Pittsburgh, Pennsylvania

February 21, 2007

Management Report

Responsibility for Preparation of the Financial Statements and Establishing and Maintaining Adequate Internal Control Over Financial Reporting

We are responsible for the preparation of the financial statements included in this Annual Report. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on the best estimates and judgments of management. The other financial information contained in this Annual Report is consistent with the financial statements.

We are also responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control system is designed to provide reasonable assurance concerning the reliability of the financial data used in the preparation of PPG’s financial statements, as well as to safeguard the Company’s assets from unauthorized use or disposition.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, a system of internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. In addition, because of changing conditions, there is risk in projecting any evaluation of internal controls to future periods.

We conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this evaluation, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Our evaluation included reviewing the documentation of our controls, evaluating the design effectiveness of our controls and testing their operating effectiveness. Based on this evaluation we believe that, as of December 31, 2006, the Company’s internal controls over financial reporting were effective and provide reasonable assurance that the accompanying financial statements do not contain any material misstatement.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued their report on our evaluation of PPG’s internal control over financial reporting. Their report appears on page F-3.

Charles E. Bunch Chairman of the Board and Chief Executive Officer February 21, 2007	William H. Hernandez Senior Vice President, Finance

Financial Statements—Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of PPG Industries, Inc.:

We have audited the accompanying consolidated balance sheets of PPG Industries, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in Exhibit 99.1. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PPG Industries, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, on December 31, 2006, the Company changed its method of accounting for pensions and other postretirement benefits by adopting Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Deloitte & Touche LLP

Pittsburgh, Pennsylvania

February 21, 2007 (July 30, 2007 as to Note 1)

Statement of Income

	For the Year
(Millions, except per share amounts)	2006	2005	2004
Net sales	$11,037	$10,201	$9,513
Cost of sales, exclusive of depreciation and amortization	7,036	6,473	5,999
Selling, general and administrative	1,980	1,771	1,715
Depreciation	337	340	357
Research and development—net (See Note 21)	318	309	303
Interest	83	81	90
Amortization (See Note 6)	43	32	31
Asbestos settlement—net (See Notes 10 and 14)	28	22	32
Business restructuring (See Note 7)	37	—	—
Other charges (See Notes 7, 8 and 14)	257	338	54
Other earnings (See Note 18)	(142)	(112)	(131)

Income before income taxes and minority interest	1,060	947	1,063
Income tax expense (See Note 12)	278	282	322
Minority interest	71	69	58

Net income	$711	$596	$683

Earnings per common share (See Note 11)	$4.29	$3.51	$3.98

Earnings per common share—assuming dilution (See Note 11)	$4.27	$3.49	$3.95

The accompanying notes to the financial statements are an integral part of this consolidated statement.

Balance Sheet

	December 31
(Millions)	(Restated, See Note 1) 2006	2005
Assets
Current assets
Cash and cash equivalents	$455	$466
Receivables (See Note 3)	2,168	1,871
Inventories (See Note 3)	1,390	1,119
Deferred income taxes (See Note 12)	394	345
Other	185	218

Total current assets	4,592	4,019

Property (See Note 4)	8,344	7,802
Less accumulated depreciation	5,848	5,498

Property—net	2,496	2,304

Investments (See Note 5)	352	311
Goodwill (See Note 6)	1,396	1,166
Identifiable intangible assets—net (See Note 6)	586	488
Other assets (See Notes 12 and 13)	645	393

Total	$10,067	$8,681

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt (See Note 8)	$140	$101
Asbestos settlement (See Note 14)	557	472
Accounts payable and accrued liabilities (See Note 3)	2,090	1,776

Total current liabilities	2,787	2,349

Long-term debt (See Note 8)	1,155	1,169
Asbestos settlement (See Note 14)	332	385
Deferred income taxes (See Note 12)	136	90
Accrued pensions (See Notes 1 and 13)	629	561
Other postretirement benefits (See Notes 1 and 13)	1,028	587
Other liabilities (See Note 13)	572	379

Total liabilities	6,639	5,520

Commitments and contingent liabilities (See Note 14)
Minority interest	148	108
Shareholders’ equity (See Note 15)
Common stock	484	484
Additional paid-in capital	408	352
Retained earnings	7,453	7,057
Treasury stock, at cost	(4,101)	(3,984)
Unearned compensation (See Note 1)	(25)	(37)
Accumulated other comprehensive loss (See Note 16)	(939)	(819)

Total shareholders’ equity	3,280	3,053

Total	$10,067	$8,681

Shares outstanding were 164,081,753 and 165,277,290 as of Dec. 31, 2006 and 2005, respectively.

The accompanying notes to the financial statements are an integral part of this consolidated statement.

Statement of Shareholders’ Equity

(Millions)	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Unearned Compensation (See Note 1)	Accumulated Other Comprehensive (Loss) Income (See Note 16)	Total
Balance, Jan. 1, 2004	$484	$158	$6,399	$(3,428)	$(60)	$(642)	$2,911

Net income	—	—	683	—	—	—	683
Other comprehensive income, net of tax	—	—	—	—	—	207	207
Cash dividends	—	—	(307)	—	—	—	(307)
Purchase of treasury stock	—	—	—	(100)	—	—	(100)
Issuance of treasury stock	—	63	—	73	—	—	136
Stock option activity	—	28	—	—	—	—	28
Repayment of loans by ESOP	—	—	—	—	13	—	13
Other	—	—	1	—	—	—	1

Balance, Dec. 31, 2004	$484	$249	$6,776	$(3,455)	$(47)	$(435)	$3,572

Net income	—	—	596	—	—	—	596
Other comprehensive loss, net of tax	—	—	—	—	—	(384)	(384)
Cash dividends	—	—	(316)	—	—	—	(316)
Purchase of treasury stock	—	—	—	(607)	—	—	(607)
Issuance of treasury stock	—	75	—	78	—	—	153
Stock option activity	—	28	—	—	—	—	28
Repayment of loans by ESOP	—	—	—	—	10	—	10
Other	—	—	1	—	—	—	1

Balance, Dec. 31, 2005	$484	$352	$7,057	$(3,984)	$(37)	$(819)	$3,053

Net income	—	—	711	—	—	—	711
Other comprehensive income, net of tax (restated, See Note 1)	—	—	—	—	—	339	339
Transition adjustment for adoption of SFAS No. 158 (restated, See Note 1)	—	—	—	—	—	(459)	(459)
Cash dividends	—	—	(316)	—	—	—	(316)
Purchase of treasury stock	—	—	—	(153)	—	—	(153)
Issuance of treasury stock	—	25	—	36	—	—	61
Stock option activity	—	31	—	—	—	—	31
Repayment of loans by ESOP	—	—	—	—	12	—	12
Other	—	—	1	—	—	—	1

Balance, Dec. 31, 2006 (restated, See Note 1)	$484	$408	$7,453	$(4,101)	$(25)	$(939)	$3,280

The accompanying notes to the financial statements are an integral part of these consolidated statements.

Statement of Comprehensive Income

	For the Year
(Millions)	(Restated, See Note 1) 2006	2005	2004
Net income	$711	$596	$683

Other comprehensive income (loss), net of tax (See Note 16)
Unrealized currency translation adjustment	179	(215)	180
Defined benefit pension plans and other postretirement benefit plans (See Notes 1 and 13)	170	(173)	33
Unrealized gains (losses) on marketable equity securities	3	1	(3)
Net change—derivatives (See Note 10)	(13)	3	(3)

Other comprehensive income (loss), net of tax	339	(384)	207

Comprehensive income	$1,050	$212	$890

The accompanying notes to the financial statements are an integral part of these consolidated statements.

Statement of Cash Flows

	For the Year
(Millions)	2006	2005	2004
Operating activities
Net income	$711	$596	$683
Adjustments to reconcile to cash from operations
Depreciation and amortization	380	372	388
Asbestos settlement, net of tax	17	13	19
Asset impairment (See Note 7)	—	27	—
Business restructuring	37	—	—
Restructuring cash spending	(33)	(4)	(3)
Bad debt expense	15	24	9
Equity affiliate (earnings) loss net of dividends	(18)	6	(14)
Increase (decrease) in net accrued pension benefit costs	21	72	(10)
Increase in receivables	(87)	(144)	(134)
Increase in inventories	(78)	(59)	(45)
Increase in other current assets	(9)	(14)	(25)
Increase in accounts payable and accrued liabilities	65	191	111
Increase in noncurrent assets	(98)	(81)	(2)
Increase in noncurrent liabilities	167	7	50
Other	40	59	(9)

Cash from operating activities	1,130	1,065	1,018

Investing activities
Purchases of short-term investments (See Note 1)	(963)	(1,990)	(4,718)
Proceeds from sales of short-term investments (See Note 1)	963	2,040	4,668
Capital spending
Additions to property and investments	(372)	(288)	(244)
Business acquisitions, net of cash balances acquired	(402)	(91)	(67)
Reductions of other property and investments	48	31	51
Deposits held in escrow	(3)	(67)	—
Release of deposits held in escrow	67	—	—

Cash used for investing activities	(662)	(365)	(310)

Financing activities
Net change in borrowings with maturities of three months or less	(4)	9	11
Proceeds from other short-term debt	143	91	27
Repayment of other short-term debt	(212)	(56)	(18)
Proceeds from long-term debt	—	360	7
Repayment of long-term debt	(26)	(486)	(339)
Repayment of loans by employee stock ownership plan	12	10	13
Purchase of treasury stock	(153)	(607)	(100)
Issuance of treasury stock	55	138	121
Dividends paid	(316)	(316)	(307)

Cash used for financing activities	(501)	(857)	(585)

Effect of currency exchange rate changes on cash and cash equivalents	22	(36)	37
Net (decrease) increase in cash and cash equivalents	(11)	(193)	160
Cash and cash equivalents, beginning of year	466	659	499

Cash and cash equivalents, end of year	$455	$466	$659

The accompanying notes to the financial statements are an integral part of this consolidated statement.

Notes to the Financial Statements

1. Summary of Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of PPG Industries, Inc. (“PPG” or the “Company”), and all subsidiaries, both U.S. and non-U.S., that we control. We own more than 50% of the voting stock of the subsidiaries that we control. Investments in companies in which we own 20% to 50% of the voting stock and have the ability to exercise significant influence over operating and financial policies of the investee are accounted for using the equity method of accounting. As a result, our share of the earnings or losses of such equity affiliates is included in the accompanying statement of income and our share of these companies’ shareholders’ equity is included in the accompanying balance sheet. Transactions between PPG and its subsidiaries are eliminated in consolidation.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual outcomes could differ from those estimates.

Revenue recognition

Revenue from sales is recognized by all operating segments when goods are shipped and title to inventory and risk of loss passes to the customer or when services have been rendered.

Shipping and handling costs

Amounts billed to customers for shipping and handling are recorded in “Net sales” in the accompanying statement of income. Shipping and handling costs incurred by the Company for the delivery of goods to customers are included in “Cost of sales, exclusive of depreciation and amortization” in the accompanying statement of income.

Selling, general and administrative costs

Amounts presented as “Selling, general and administrative” in the accompanying statement of income are comprised of selling, customer service, distribution and advertising costs, as well as the costs of providing corporate-wide functional support in such areas as finance, law, human resources, and planning. Distribution costs pertain to the movement and storage of finished goods inventory at company-owned and leased warehouses, terminals and other distribution facilities. Certain of these costs may be included in cost of sales by other companies, resulting in a lack of comparability with other companies.

Legal costs

Legal costs are expensed as incurred.

Foreign currency translation

For all significant non-U.S. operations, the functional currency is their local currency. Assets and liabilities of those operations are translated into U.S. dollars using year end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Unrealized currency translation adjustments are deferred in accumulated other comprehensive (loss) income, a separate component of shareholders’ equity.

Notes to the Financial Statements—(Continued)

Cash equivalents

Cash equivalents are highly liquid investments (valued at cost, which approximates fair value) acquired with an original maturity of three months or less.

Short-term investments

Short-term investments are highly liquid investments that have stated maturities of three months to one year. The purchases and sales of these investments are classified as investing activities in our statement of cash flows. Short-term investments include auction rate securities.

Inventories

Most U.S. inventories are stated at cost, using the last-in, first-out (“LIFO”) method, which does not exceed market. All other inventories are stated at cost, using the first-in, first-out (“FIFO”) method, which does not exceed market. We determine cost using either average or standard factory costs, which approximate actual costs, excluding certain fixed costs such as depreciation and property taxes.

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151 requires the exclusion of certain costs from inventories and the allocation of fixed production overheads to inventories to be based on the normal capacity of the production facilities. Effective Jan. 1, 2006, PPG adopted the provisions of SFAS No. 151. Our adoption of this standard did not have a material effect on PPG’s consolidated results of operations, financial position or liquidity.

Marketable equity securities

The Company’s investment in marketable equity securities is recorded at fair market value in “Investments” in the accompanying balance sheet with changes in fair market value recorded in income for those securities designated as trading securities and in other comprehensive (loss) income, net of tax, for those designated as available for sale securities.

Property

Property is recorded at cost. We compute depreciation by the straight-line method based on the estimated useful lives of depreciable assets. Additional expense is recorded when facilities or equipment are subject to abnormal economic conditions or obsolescence. Significant improvements that add to productive capacity or extend the lives of properties are capitalized. Costs for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the original cost and related accumulated depreciation balance are removed from the accounts and any related gain or loss is included in income. Amortization of the cost of capitalized leased assets is included in depreciation expense. Property and other long-lived assets are reviewed for impairment whenever events or circumstances indicate that their carrying amounts may not be recoverable.

Goodwill and identifiable intangible assets

Goodwill represents the excess of the cost over the fair value of acquired identifiable tangible and intangible assets and liabilities assumed from acquired businesses. Identifiable intangible assets acquired in business combinations are recorded based upon their fair value at the date of acquisition.

The Company tests goodwill of each reporting unit for impairment at least annually in connection with our strategic planning process in the third quarter. The goodwill impairment test is performed by comparing the fair

Notes to the Financial Statements—(Continued)

value of the associated reporting unit to its carrying value. The Company’s reporting units are its operating segments. (See Note 23, “Reportable Business Segment Information” for further information concerning our operating segments.) Fair value is estimated using discounted cash flow methodologies and market comparable information.

The Company has determined that certain acquired trademarks have indefinite useful lives. The Company tests the carrying value of these trademarks for impairment at least annually in the third quarter by comparing the fair value of each trademark to its carrying value. Fair value is estimated by using the relief from royalty method (a discounted cash flow methodology).

Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives (2 to 25 years) and are reviewed for impairment whenever events or circumstances indicate that their carrying amount may not be recoverable.

Stock-based compensation

In December 2004, the FASB issued a revision to SFAS No. 123, “Share-Based Payment,” (“SFAS No. 123R”) which became effective January 1, 2006, and now requires that all stock-based compensation awards be expensed based on their fair value. PPG began expensing stock options effective Jan. 1, 2004, and effective Jan. 1, 2006, we adopted SFAS No. 123R using the modified prospective application transition method. Because the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, and SFAS No. 123R are essentially the same as they relate to our equity plans, the adoption of SFAS No. 123R did not have a material impact on PPG’s consolidated results of operations, financial position or liquidity. Prior to our adoption of SFAS No. 123R, the benefits of tax deductions in excess of recognized compensation costs were reported as an operating cash flow. SFAS No. 123R requires such excess tax benefits to be reported as a financing cash inflow. The adoption of SFAS No. 123R did not have a material impact on PPG’s operating or financing cash flows for the year ended Dec. 31, 2006. See Note 19, “Stock-Based Compensation” for additional information.

Employee Stock Ownership Plan

We account for our employee stock ownership plan (“ESOP”) in accordance with Statement of Position (“SOP”) No. 93-6 for PPG common stock purchased after Dec. 31, 1992 (“new ESOP shares”). As permitted by SOP No. 93-6, shares purchased prior to Dec. 31, 1992 (“old ESOP shares”) continue to be accounted for in accordance with SOP No. 76-3. ESOP shares are released for future allocation to participants based on the ratio of debt service paid during the year on loans used by the ESOP to purchase the shares to the remaining debt service on these loans. These loans are a combination of borrowings guaranteed by PPG and borrowings by the ESOP directly from PPG. The ESOP’s borrowings from third parties are included in debt in our balance sheet (see Note 8). Unearned compensation, reflected as a reduction of shareholders’ equity, principally represents the unpaid balance of all of the ESOP’s loans. Dividends received by the ESOP are primarily used to pay debt service.

For old ESOP shares, compensation expense is equal to cash contributed to the ESOP by the Company less the appreciation on the allocated old ESOP shares. Cash contributions to the ESOP were reduced by $18 million for each year in the three year period ended Dec. 31, 2006, for the appreciation on the old shares allocated to participants’ accounts in each of those years. By Dec. 31, 2008, all old shares are expected to be allocated, after which all unallocated shares will be accounted for under the provisions of SOP No. 93-6. Dividends paid on old ESOP shares are deducted from retained earnings. Old ESOP shares are considered to be outstanding in computing earnings per common share. For new ESOP shares, compensation expense is equal to the Company’s matching contribution (see Note 17). Dividends paid on released new ESOP shares are deducted from retained earnings, and dividends on unreleased shares are reported as a reduction of debt or accrued interest. New ESOP shares that have been released are considered outstanding in computing earnings per common share. Unreleased new ESOP shares are not considered to be outstanding.

Notes to the Financial Statements—(Continued)

Restatement of Previously Issued Financial Statements—Pensions and Other Postretirement Benefits

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Under this standard, a company must recognize a net liability or asset to report the funded status of its defined benefit pension and other postretirement benefit plans on its balance sheet as well as recognize changes in that funded status in the year in which the changes occur, through charges or credits to comprehensive income. SFAS No. 158 does not change how pensions and other postretirement benefits are accounted for and reported in the income statement. In adopting the recognition and disclosure provisions of SFAS No. 158 as of Dec. 31, 2006, PPG incorrectly presented the transition adjustment as part of other comprehensive loss in its statement of comprehensive income and statement of shareholders’ equity for the year ended Dec. 31, 2006. The transition adjustment should have been reported as a direct adjustment to the balance of accumulated other comprehensive loss as of Dec. 31, 2006. The accompanying statement of comprehensive income and statement of shareholders’ equity have been restated to correct the presentation of the transition adjustment. Comprehensive income for 2006 was incorrectly reported as $545 million. The correct amount of comprehensive income for 2006 is $1,050 million. The “as reported” amount of other comprehensive loss for 2006 was $166 million and the “as revised” amount is other comprehensive income of $339 million.

Additionally, PPG included the portion of the transition adjustment related to previously unrecognized accumulated actuarial gains related to the impact of the federal subsidy provided under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 on the accumulated projected benefit obligation for other postretirement benefits in calculating the deferred tax impact on the transition adjustment. However, no deferred taxes should have been recorded related to this portion of the transition adjustment as the federal subsidy is non-taxable. Due to this error, the impact of the adoption of SFAS No. 158 on accumulated other comprehensive loss at Dec 31, 2006 was overstated by $46 million, and the net deferred tax asset balance was understated by the same amount. The previously reported adjustment to accumulated other comprehensive loss from the adoption of SFAS No. 158 of $505 million should have been $459 million. The accompanying balance sheet as of Dec. 31, 2006 has been restated to increase other assets and to reduce accumulated other comprehensive loss by $46 million, as follows:

Balance sheet caption (millions)	As previously reported	As restated
Other assets	$599	$645
Accumulated other comprehensive loss	$(985)	$(939)

The following table presents the restated impact of adopting SFAS No. 158 on individual line items in the balance sheet as of Dec. 31, 2006:

(Millions) Balance Sheet Caption:	Before Application of SFAS No. 158(1)	Adjustments	After Application of SFAS No. 158
Other assets	$494	$151	$645
Deferred income tax liability	(193)	57	(136)
Accrued pensions	(371)	(258)	(629)
Other postretirement benefits	(619)	(409)	(1,028)
Accumulated other comprehensive loss	480	459	939

(1)	Represents balances that would have been recorded under accounting standards prior to the adoption of SFAS No. 158.

See Note 13, “Pensions and Other Postretirement Benefits,” for additional information.

Notes to the Financial Statements—(Continued)

Derivative financial instruments and hedging activities

The Company recognizes all derivative instruments as either assets or liabilities at fair value on the balance sheet. The accounting for changes in the fair value of a derivative depends on the use of the derivative. To the extent that a derivative is effective as a cash flow hedge of an exposure to future changes in value, the change in fair value of the derivative is deferred in accumulated other comprehensive (loss) income. Any portion considered to be ineffective is reported in earnings immediately. To the extent that a derivative is effective as a hedge of an exposure to future changes in fair value, the change in the derivative’s fair value is offset in the statement of income by the change in fair value of the item being hedged. To the extent that a derivative or a financial instrument is effective as a hedge of a net investment in a foreign operation, the change in the derivative’s fair value is deferred as an unrealized currency translation adjustment in accumulated other comprehensive (loss) income.

Product warranties

The Company accrues for product warranties at the time the associated products are sold based on historical claims experience. As of Dec. 31, 2006 and 2005, the reserve for product warranties was $10 million and $4 million, respectively. Pretax charges against income for product warranties in 2006, 2005 and 2004 totaled $4 million, $5 million and $4 million, respectively. Cash outlays related to product warranties were $5 million, $4 million and $4 million in 2006, 2005 and 2004, respectively. In addition, $7 million of warranty obligations were assumed as part of the Company’s 2006 business acquisitions.

Asset Retirement Obligations

An asset retirement obligation represents a legal obligation associated with the retirement of a tangible long-lived asset that is incurred upon the acquisition, construction, development or normal operation of that long-lived asset. We recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made. The asset retirement obligation is subsequently adjusted for changes in fair value. The associated estimated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over its useful life. PPG’s asset retirement obligations are primarily associated with closure of certain assets used in the chemicals manufacturing process.

As of Dec. 31, 2006 and 2005 the accrued asset retirement obligation was $10 million and as of Dec. 31, 2004 it was $9 million.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”. FIN No. 47 clarifies the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, and provides further guidance as to when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

Effective Dec. 31, 2005, PPG adopted the provisions of FIN No. 47. Our only conditional asset retirement obligation relates to the possible future abatement of asbestos contained in certain PPG production facilities. The asbestos in our production facilities arises from the application of normal and customary building practices in the past when the facilities were constructed. This asbestos is encapsulated in place and, as a result, there is no current legal requirement to abate it. Inasmuch as there is no requirement to abate, we do not have any current plans or an intention to abate and therefore the timing, method and cost of future abatement, if any, are not known. In accordance with the provisions of FIN No. 47, the Company has not recorded an asset retirement obligation associated with asbestos abatement, given the uncertainty concerning the timing of future abatement, if any.

Notes to the Financial Statements—(Continued)

The adoption of FIN No. 47 on Dec. 31, 2005 has not resulted in any impact to our results of operations or financial position, and we do not expect the adoption to have a material impact on the Company’s future results of operations, financial position or liquidity.

Other new accounting standards

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 is effective for fiscal years beginning after Dec. 15, 2006. We are in the process of evaluating the effect that the adoption of this interpretation will have on PPG. We currently expect that we will reduce our tax contingency reserve by an amount that will not have a material effect on PPG’s financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard only applies when other standards require or permit the fair value measurement of assets and liabilities. It does not increase the use of fair value measurement. SFAS No. 157 is effective for fiscal years beginning after Nov. 15, 2007. The Company is currently evaluating the impact of adopting this Statement; however, we do not expect it to have an effect on PPG’s consolidated results of operations or financial position.

Reclassifications

Certain amounts in the 2005 and 2004 financial statements have been reclassified to be consistent with the 2006 presentation, including the information presented for our reportable business segments as more fully described in Note 23, “Reportable Business Segment Information”. These reclassifications had no impact on our previously reported net income, total assets, cash flows or shareholders’ equity.

2. Acquisitions

During 2006, the Company made a number of business acquisitions with a cash cost of $402 million and the assumption of $80 million of debt. In addition, certain of these acquisitions also provide for contingent payments, holdbacks and potential purchase price adjustments. At Dec. 31, 2006, approximately $62 million had been accrued as part of the purchase price allocations for such payments. The 2006 results of the acquired businesses have been included in our consolidated results of operations for the period since the acquisitions were completed. Sales increased in 2006 by $379 million due to acquisitions, and the acquired businesses were slightly accretive to earnings in 2006. The more significant transactions completed during 2006 are described below.

During the third quarter of 2006, the Company acquired the performance coatings and finishes business of Ameron International Corporation, expanding PPG’s protective coatings business in the U.S., Europe and Asia and enabling the Company to participate in the marine coatings market. The Company also acquired privately-held Sierracin Corporation, a U.S. supplier of advanced composite transparencies to the aerospace industry, and Spectra-Tone Paint Corporation, a U.S. architectural coatings manufacturer. In addition, the Company acquired Australian-based Protec Pty. Ltd. and the assets of Fortec Paints Ltd., Protec’s New Zealand business. These businesses manufacture and distribute automotive refinish coatings and light industrial and high performance coatings.

During the second quarter of 2006, the Company acquired Intercast Europe, S.p.A., a manufacturer of nonprescription sunlenses with manufacturing and distribution operations in Italy, Thailand and Hong Kong. PPG

Notes to the Financial Statements—(Continued)

also acquired certain assets of Shanghai Sunpool Building Material Co., Ltd. and its associated companies, including Shanghai IDI International Co., Ltd., and a group of Shanghai-based businesses that manufacture and distribute architectural coatings. In addition, the Company acquired certain assets of Eldorado Chemical Co., Inc., a U.S. manufacturer of paint strippers and technical cleaners for the aerospace industry. Also, the Company acquired the remaining 50% share of Dongju Industrial Co., Ltd., a South Korean coatings manufacturer. The Company had owned 50% of Dongju since 1985 and had accounted for this investment under the equity method of accounting.

During the first quarter of 2006, the Company purchased certain assets of Independent Glass Distributors, a wholesale distributor of automotive replacement glass and related products based in Cedar Rapids, Iowa.

The preliminary purchase price allocations related to the acquisitions made in 2006 resulted in an excess of purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed totaling $158 million, which has been recorded as an addition to goodwill. The preliminary purchase price allocations were recorded upon acquisition of each business and adjustments were made to the allocations in subsequent quarters as the Company refined the estimates of the fair value of the assets acquired and liabilities assumed. In the fourth quarter of the year, independent valuations were completed for certain acquired intangible assets, properties and fixed assets. The results of these valuations were reflected in the adjustments to the purchase price allocations for the quarter. Further adjustments to the purchase price allocations are expected as we finalize estimates related to acquired assets and liabilities, which adjustments are expected to be completed within twelve months of the dates of acquisition.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed as a result of the acquisitions completed in 2006 and reflected in the preliminary purchase price allocations and adjustments recorded as of Dec. 31, 2006.

(Millions)
Current assets	$296
Property, plant, and equipment	150
Goodwill	158
Other non-current assets	102

Total assets	706
Short-term debt	(69)
Current liabilities	(153)
Long-term debt	(11)
Long-term liabilities	(71)

Net assets	$402

During 2005, the Company made acquisitions at a cost totaling $91 million, which relate primarily to four acquisitions. In the second quarter, the Company acquired the business of International Polarizer Holdings Trust, a privately held polarized film manufacturer for sun lens applications based in Marlborough, Massachusetts. In the third quarter, the Company acquired the business of Crown Coatings Industries, a privately held manufacturer of specialty wood coatings based in Singapore. In the fourth quarter, the Company acquired a network of 42 architectural coatings service centers from Iowa Paint Manufacturing. Also in the fourth quarter, the Company purchased the 30% minority interest in PPG Coatings (Hong Kong), which has a wholly-owned Chinese subsidiary engaged in the manufacture of automotive and industrial coatings. The purchase price allocations resulted in an excess of purchase price over the fair value of the net assets acquired, which has been recorded as an addition to goodwill.

Notes to the Financial Statements—(Continued)

During 2004, the Company made acquisitions at a cost totaling $67 million. The amount relates primarily to the acquisition in the first quarter of the remaining one-third interest in PPG Iberica, S.A., a Spanish automotive and industrial coatings producer, for $61 million. The purchase price allocation resulted in an excess of purchase price over the fair value of net assets acquired, which has been recorded as an addition to goodwill.

In Jan. 2007, the Company acquired the architectural and industrial coatings businesses of Renner Sayerlack, S.A., Gravatai, Brazil, to expand our coatings business in Latin America. The acquired business operates manufacturing plants in Brazil, Chile and Uruguay and each plant also serves as a distribution center.

3. Working Capital Detail

(Millions)	2006	2005
Receivables
Customers	$2,025	$1,728
Equity affiliates	31	54
Other	161	128
Allowance for doubtful accounts	(49)	(39)

Total	$2,168	$1,871

Inventories(1)
Finished products	$850	$667
Work in process	129	111
Raw materials	273	213
Supplies	138	128

Total	$1,390	$1,119

Accounts payable and accrued liabilities
Trade creditors	$1,081	$927
Accrued payroll	323	273
Other postretirement and pension benefits	93	91
Income taxes	54	36
Other	539	449

Total	$2,090	$1,776

(1)	Inventories valued using the LIFO method of inventory valuation comprised 56% and 57% of total gross inventory values as of Dec. 31, 2006 and 2005, respectively. If the FIFO method of inventory valuation had been used, inventories would have been $249 million and $203 million higher as of Dec. 31, 2006 and 2005, respectively. During the year ended Dec. 31, 2005, certain inventories accounted for on the LIFO method of accounting were reduced, which resulted in the liquidation of certain quantities carried at costs prevailing in prior years. The net effect on earnings of the liquidation was not material.

4. Property

(Millions)	Useful Lives (years)	2006	2005
Land and land improvements	5-30	$385	$333
Buildings	20-40	1,322	1,201
Machinery and equipment	5-25	5,941	5,674
Other	3-20	483	452
Construction in progress		213	142

Total(1)		$8,344	$7,802

(1)	Interest capitalized in 2006, 2005 and 2004 was $7 million, $5 million and $3 million, respectively.

Notes to the Financial Statements—(Continued)

5. Investments

(Millions)	2006	2005
Investments in equity affiliates	$191	$177
Marketable equity securities
Trading (See Note 13)	77	78
Available for sale	13	9
Other	71	47

Total	$352	$311

The Company’s investments in equity affiliates are comprised principally of fifty-percent ownership interests in a number of joint ventures that manufacture and sell coatings, glass and chemicals products, the most significant of which produce fiber glass products and are located in Asia.

During the second quarter of 2006, the Company purchased its joint venture partner’s 50% interest in Dongju Industrial Co., Ltd., a South Korean coatings manufacturer. In the third quarter of 2006, we started up a new 50% owned joint venture in China to produce high labor content fiber glass reinforcement products as part of the supply chain transformation by the fiber glass operating segment to take advantage of lower labor costs. Expansion of the manufacturing capacity of another fiber glass joint venture in China that serves the electronics market was completed in the second quarter of 2006.

In addition, we have a fifty-percent ownership interest in RS Cogen, L.L.C., which toll produces electricity and steam primarily for PPG and its joint venture partner. The joint venture was formed with a wholly-owned subsidiary of Entergy Corporation in 2000 for the construction and operation of a $300 million process steam, natural gas-fired cogeneration facility in Lake Charles, La., the majority of which was financed by a syndicate of banks. PPG’s future commitment to purchase electricity and steam from the joint venture approximates $23 million per year subject to contractually defined inflation adjustments for the next sixteen years. The purchases for the years ended Dec. 31, 2006, 2005 and 2004 were $24 million, $25 million and $25 million, respectively.

Summarized financial information of our equity affiliates on a 100 percent basis is as follows:

(Millions)		2006	2005
Working capital		$31	$102
Property, net		730	669
Short-term debt		(53)	(97)
Long-term debt		(354)	(317)
Other, net		67	31

Net assets		$421	$388

(Millions)	2006	2005	2004
Revenues	$721	$664	$622
Net earnings	$69	$28	$42

PPG’s share of undistributed net earnings of equity affiliates was $63 million and $71 million as of Dec. 31, 2006 and 2005, respectively. Dividends received from equity affiliates were $16 million, $20 million and $6 million in 2006, 2005 and 2004, respectively.

As of Dec. 31, 2006, there were unrealized pretax gains of $3 million and as of Dec. 31, 2005 and 2004, there were unrealized pretax losses of $1 million and $2 million, respectively, recorded in “Accumulated other

Notes to the Financial Statements—(Continued)

comprehensive loss” in the accompanying balance sheet related to marketable equity securities available for sale. During 2006, PPG sold certain of these investments resulting in recognition of pretax gains of $1 million and proceeds of $3 million. During 2005, PPG sold certain of these investments resulting in recognition of pretax gains of $1 million and proceeds of $4 million. During 2004, PPG sold certain of these investments resulting in recognition of pretax gains of $0.3 million and proceeds of $2 million.

6. Goodwill and Other Identifiable Intangible Assets

The change in the carrying amount of goodwill attributable to each reportable business segment for the years ended Dec. 31, 2006 and 2005 was as follows:

(Millions)	Industrial Coatings	Performance and Applied Coatings	Optical and Specialty Materials	Glass	Total
Balance, Jan. 1, 2005	$255	$842	$30	$89	$1,216
Goodwill from acquisitions	4	10	5	2	21
Currency translation	(16)	(44)	(4)	(7)	(71)
Balance, Dec. 31, 2005	243	808	31	84	1,166
Goodwill from acquisitions	25	84	48	1	158
Currency translation	17	45	5	5	72

Balance, Dec. 31, 2006	$285	$937	$84	$90	$1,396

The carrying amount of acquired trademarks with indefinite lives as of Dec. 31, 2006 and 2005 totaled $144 million.

The Company’s identifiable intangible assets with finite lives are being amortized over their estimated useful lives and are detailed below.

	Dec. 31, 2006			Dec. 31, 2005
(Millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Acquired technology	$400	$(164)	$236	$362	$(142)	$220
Other	335	(129)	206	225	(101)	124

Balance	$735	$(293)	$442	$587	$(243)	$344

Aggregate amortization expense was $43 million, $32 million and $31 million in 2006, 2005 and 2004, respectively. The estimated future amortization expense of identifiable intangible assets during the next five years is (in millions) $58 in 2007, $54 in 2008, $53 in 2009, $51 in 2010 and $44 in 2011.

7. Business Restructuring and Asset Impairment

During the first quarter of 2006, the Company finalized plans for certain actions to reduce its workforce and consolidate facilities. In the first quarter, the Company recorded a charge of $35 million for restructuring and other related activities, including severance costs of $33 million and loss on asset impairment of $2 million. In the second quarter of 2006, the remaining approvals were received related to additional severance actions and a cost of $4 million was accrued. It is expected that these restructuring actions will be substantially completed by the end of the first quarter of 2007. In addition, $5 million of the cost accrued in the first quarter was reversed later in 2006 as a result of actions not being taken or completed at a cost that was less than the estimated amount accrued. In the fourth quarter of 2006, the Company undertook further restructuring actions, which resulted in an additional charge of $3 million for severance costs. It is expected that these restructuring actions will be substantially completed by the end of the second quarter of 2007.

Notes to the Financial Statements—(Continued)

The following table summarizes the activity through Dec. 31, 2006.

(Millions, except no. of employees)	Severance Costs	Asset Impairment	Total Charge	Employees Covered
Industrial Coatings	$28	$1	$29	353
Performance and Applied Coatings	7	1	8	193
Optical and Specialty Materials	1	—	1	33
Glass	4	—	4	189
Reversal	(5)	—	(5)	(80)

Total	35	2	37	688
Activity	(26)	(2)	(28)	(531)

Balance at Dec. 31, 2006	$9	$—	$9	157

In 2002, the Company recorded a charge of $81 million for restructuring and other related activities. The workforce reductions covered by this charge have been completed; however, as of Dec. 31, 2006, $4 million of this reserve remained to be spent. This reserve relates to a group of approximately 75 employees in Europe, whose terminations were concluded under a different social plan than was assumed when the reserve was recorded. Under the terms of this social plan, severance payments will be paid to these 75 individuals through 2008.

Market conditions, such as fewer new drug approvals, product withdrawals, excess production capacity and an increasing share of generic drugs put pressure on the pharmaceutical industry and created a challenging environment for our fine chemicals operating segment in 2005. In the fourth quarter of 2005, the Company evaluated our fine chemicals operating segment for impairment in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”, and determined that indicators of impairment were present for certain long-lived assets at our manufacturing plant in the United States. In measuring the fair value of these assets, the Company utilized an expected cash flow methodology to determine that the carrying value of these assets exceeded their fair value. We also wrote down the assets of a small fine chemical facility in France to their estimated net realizable value. The Company recorded an asset impairment charge related to these fine chemicals assets of $27 million pretax in 2005, which was included in “Other charges” in the accompanying statement of income.

8. Debt and Bank Credit Agreements and Leases

(Millions)	2006	2005
6 1/2% notes, due 2007(1)	$50	$50
7.05% notes, due 2009(1)	116	116
6 7/8% notes, due 2012(1)	71	71
3 7/8% notes, due 2015 (€300)	394	353
7 3/8% notes, due 2016	146	146
6 7/8% notes, due 2017	74	74
7.4% notes, due 2019	198	198
9% non-callable debentures, due 2021	148	148
Impact of derivatives on debt(1)	(1)	(1)
ESOP notes(2)
Fixed-rate notes, weighted average 8.5%	9	16
Variable-rate notes, weighted average 4.7% as of Dec. 31, 2006	9	14
Various other U.S. debt, weighted average 5.0% as of Dec. 31, 2006	1	2
Various other non-U.S. debt, weighted average 2.4% as of Dec. 31, 2006	3	4
Capital lease obligations	2	2

Total	1,220	1,193

Less payments due within one year	65	24

Long-term debt	$1,155	$1,169

Notes to the Financial Statements—(Continued)

(1)	PPG entered into several interest rate swaps which have the effect of converting $175 million as of Dec. 31, 2006 and 2005 of these fixed rate notes to variable rates, based on either the three-month or the six-month London Interbank Offered Rate (LIBOR). The weighted average effective interest rate for these borrowings, including the effects of the outstanding swaps was 7.8% and 5.9% for the years ended Dec. 31, 2006 and 2005, respectively. Refer to Notes 1 and 10 for additional information.
(2)	See Note 1 for discussion of ESOP borrowings. The fixed- and variable-rate notes mature in 2008 and require annual principal payments in 2007 and 2008.

Aggregate maturities during the next five years are (in millions) $65 in 2007, $5 in 2008, $116 in 2009, $0 in 2010 and $0 in 2011.

The Company has a $1 billion revolving credit facility that expires in 2011. The annual facility fee payable on the committed amount is 6 basis points. This facility is available for general corporate purposes and also to support PPG’s commercial paper programs in the U.S. and Europe. As of Dec. 31, 2006, no amounts were outstanding under this facility.

In June 2005, the Company issued €300 million of 3.875% Senior Notes due 2015 (the “Euro Notes”). The proceeds from the Euro Notes were used to repay short-term commercial paper obligations incurred in June 2005 in connection with the purchase of $100 million of 6.5% notes due 2007, $159 million of 7.05% notes due 2009 and $16 million of 6.875% notes due 2012, as well as for general corporate purposes. The Company recorded a second quarter 2005 pre-tax charge of approximately $19 million, ($12 million aftertax or 7 cents per share), for debt refinancing costs, which is included in “Other charges” in the accompanying statement of income for the year ended Dec. 31, 2005.

The fixed rate notes that were retired had been converted to variable rate notes using interest rate swaps. As a result, the debt was reflected in the balance sheet at fair value through the inclusion of the impact of these derivatives on the debt. As a result of the early retirement of these debt instruments, $8 million of these fair value adjustments were recognized and included as a net reduction in the debt refinancing costs described above.

Our non-U.S. operations have other uncommitted lines of credit totaling $332 million of which $75 million was used as of Dec. 31, 2006. These uncommitted lines of credit are subject to cancellation at any time and are not subject to any commitment fees.

PPG is in compliance with the restrictive covenants under its various credit agreements, loan agreements and indentures. The Company’s revolving credit agreements, under which there are currently no borrowings, and a portion of PPG’s ESOP Notes, include financial ratio covenants. The most restrictive of these covenants requires that the amount of long-term senior debt outstanding not exceed 55% of the Company’s tangible net assets. As of Dec. 31, 2006, long-term senior debt was 22% of the Company’s tangible net assets. In the event of a breach of this covenant, each holder of the ESOP notes would have the right to refinance the notes. Additionally, substantially all of our debt agreements contain customary cross-default provisions. Those provisions generally provide that a default on a debt service payment of $10 million or more for longer than the grace period provided (usually 10 days) under one agreement may result in an event of default under other agreements. None of our primary debt obligations are secured or guaranteed by our affiliates.

As of Dec. 31, 2006 and 2005, the caption “Short-term debt and current portion of long-term debt” includes $75 million and $77 million, respectively, of other short-term borrowings. The weighted-average interest rates of short-term borrowings as of Dec. 31, 2006 and 2005, were 5.2% and 5.1%, respectively.

Interest payments in 2006, 2005 and 2004 totaled $90 million, $82 million and $101 million, respectively.

Rental expense for operating leases was $161 million, $143 million and $125 million in 2006, 2005 and 2004, respectively. Minimum lease commitments for operating leases that have initial or remaining lease terms in

Notes to the Financial Statements—(Continued)

excess of one year as of Dec. 31, 2006, are (in millions) $90 in 2007, $70 in 2008, $51 in 2009, $36 in 2010, $21 in 2011 and $32 thereafter, which includes rent of approximately $12 million, per year, through 2010, and $6 million in 2011, related to the July 1999 sale-leaseback of our Pittsburgh headquarters complex.

The Company had outstanding letters of credit of $71 million as of Dec. 31, 2006. The letters of credit secure the Company’s performance to third parties under certain self-insurance programs and other commitments made in the ordinary course of business. As of Dec. 31, 2006 and 2005 guarantees outstanding were $62 million and $53 million, respectively. The guarantees relate primarily to debt of certain entities in which PPG has an ownership interest and selected customers of certain of our operating segments of which a portion is secured by the assets of the related entities. The carrying values of these guarantees were $9 million and $3 million as of Dec. 31, 2006 and 2005, respectively, and the fair values were $9 million and $11 million, as of Dec. 31, 2006 and 2005, respectively. The Company does not believe any loss related to these letters of credit or guarantees is likely.

9. Financial Instruments, Excluding Derivative Financial Instruments

Included in PPG’s financial instrument portfolio are cash and cash equivalents, short-term investments, marketable equity securities, company-owned life insurance and short- and long-term debt instruments. The most significant instrument, long-term debt (excluding capital lease obligations), had carrying and fair values totaling $1,218 million and $1,303 million, respectively, as of Dec. 31, 2006. The corresponding amounts as of Dec. 31, 2005, were $1,191 million and $1,309 million, respectively. The fair values of the other financial instruments approximated their carrying values, in the aggregate.

The fair values of the debt instruments were based on discounted cash flows and interest rates available to the Company for instruments of the same remaining maturities.

10. Derivative Financial Instruments and Hedge Activities

PPG’s policies do not permit speculative use of derivative financial instruments. PPG uses derivative instruments to manage its exposure to fluctuating natural gas prices through the use of natural gas swap contracts. PPG also uses forward currency and option contracts as hedges against its exposure to variability in exchange rates on short-term intercompany borrowings and cash flows denominated in foreign currencies and to translation risk. PPG uses foreign denominated debt to hedge investments in foreign operations. Interest rate swaps are used to manage the Company’s exposure to changing interest rates. We also use an equity forward arrangement to hedge a portion of our exposure to changes in the fair value of PPG stock that is to be contributed to the asbestos settlement trust as discussed in Note 14.

PPG enters into derivative financial instruments with high credit quality counterparties and diversifies its positions among such counterparties in order to reduce its exposure to credit losses. The Company has not experienced any credit losses on derivatives during the three-year period ended Dec. 31, 2006.

PPG manages its foreign currency transaction risk to minimize the volatility of cash flows caused by currency fluctuations by forecasting foreign currency-denominated cash flows of each subsidiary for a 12-month period and aggregating these cash inflows and outflows in each currency to determine the overall net transaction exposures. Decisions on whether to use derivative financial instruments to hedge the net transaction exposures are made based on the amount of those exposures, by currency, and an assessment of the near-term outlook for each currency. The Company’s policy permits the use of foreign currency forward and option contracts to hedge up to 70% of its anticipated net foreign currency cash flows over the next 12-month period. These contracts do not qualify for hedge accounting under the provisions of SFAS No. 133; therefore, the change in the fair value of these instruments is recorded in “Other charges” in the accompanying statement of income in the period of

Notes to the Financial Statements—(Continued)

change. The amounts recorded in earnings for the years ended Dec. 31, 2006, 2005 and 2004 were a loss of $1 million, income of $4 million and a loss of $1 million, respectively. The fair value of these contracts as of Dec. 31, 2006 and 2005 were assets of $2 million and $1 million, respectively.

The sales, costs, assets and liabilities of our non-U.S. operations must be reported in U.S. dollars in order to prepare consolidated financial statements which gives rise to translation risk. The Company monitors its exposure to translation risk and enters into derivative foreign currency contracts to hedge its exposure, as deemed appropriate. This risk management strategy does not qualify for hedge accounting under the provisions of SFAS No. 133; therefore, changes in the fair value of these instruments would be recorded in “Other charges” in the accompanying statement of income in the period of change. No derivative instruments were acquired to hedge translation risk during 2006, 2005 or 2004.

In June 2005, the Company issued Euro Notes, as discussed in Note 8, and has designated these notes as a hedge of a portion of our net investment in our European operations. As a result, the change in book value from adjusting these foreign denominated notes to current spot rates at each balance sheet date is deferred in accumulated other comprehensive (loss) income. As of Dec. 31, 2006 and 2005, the amount recorded in accumulated other comprehensive (loss) income from this hedge of our net investment was an unrealized loss of $34 million and an unrealized gain of $7 million, respectively.

PPG designates forward currency contracts as hedges against the Company’s exposure to variability in exchange rates on short-term intercompany borrowings denominated in foreign currencies. To the extent effective, changes in the fair value of these instruments are deferred in accumulated other comprehensive (loss) income and subsequently reclassified to “Other charges” in the accompanying statement of income as foreign exchange gains and losses are recognized on the related intercompany borrowings. The portion of the change in fair value considered to be ineffective is recognized in “Other charges” in the accompanying statement of income. The amounts recorded in earnings for the years ended Dec. 31, 2006, 2005 and 2004, were losses of $5 million, $6 million and $5 million, respectively. The fair value of these contracts was a liability of $1 million and $5 million as of Dec. 31, 2006 and 2005, respectively.

The Company manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to minimize its interest costs. Generally, the Company maintains variable interest rate debt at a level of approximately 25% to 50% of total borrowings. PPG principally manages its fixed and variable interest rate risk by retiring and issuing debt from time to time and through the use of interest rate swaps. As of Dec. 31, 2006 and 2005, these swaps converted $175 million of fixed rate debt to variable rate debt. These swaps are designated as fair value hedges. As such, the swaps are carried at fair value. Changes in the fair value of these swaps and that of the related debt are recorded in “Interest expense” in the accompanying statement of income, the net of which is zero. The fair value of these contracts was a liability of $7 million as of Dec. 31, 2006 and 2005. In January 2007, PPG converted an additional $150 million of fixed rate debt to variable rates.

The Company uses derivative instruments to manage its exposure to fluctuating natural gas prices through the use of natural gas swap contracts. These instruments mature over the next 37 months. To the extent that these instruments are effective in hedging PPG’s exposure to price changes, changes in the fair values of the hedge contracts are deferred in accumulated other comprehensive (loss) income and reclassified to cost of sales as the natural gas is purchased. The amount of ineffectiveness, which is reported in “Cost of sales, exclusive of depreciation and amortization” in the accompanying statement of income for the years ended Dec. 31, 2006, 2005, and 2004, was $0.2 million of income and $0.2 million and $1 million of expense, respectively. The fair value of these contracts was a liability of $25 million and an asset of $0.3 million as of Dec. 31, 2006 and 2005, respectively. As of Dec. 31, 2006 an after-tax loss of $2 million was deferred in accumulated other comprehensive (loss) income, which related to natural gas hedge contracts that mature in excess of twelve months.

Notes to the Financial Statements—(Continued)

In November 2002, PPG entered into a one-year renewable equity forward arrangement with a bank in order to partially mitigate the impact of changes in the fair value of PPG stock that is to be contributed to the asbestos settlement trust as discussed in Note 14. This instrument, which has been renewed, is recorded at fair value as an asset or liability and changes in the fair value of this instrument are reflected in “Asbestos settlement—net” in the accompanying statement of income. As of Dec. 31, 2006 and 2005, PPG had recorded a current asset of $14 million and $10 million, respectively, and recognized income of $4 million for the year ended Dec. 31, 2006, expense of $9 million for the year ended Dec. 31, 2005 and income of $4 million for the year ended Dec. 31, 2004.

In accordance with the terms of this instrument the bank had purchased 504,900 shares of PPG stock on the open market at a cost of $24 million through Dec. 31, 2002, and during the first quarter of 2003 the bank purchased an additional 400,000 shares at a cost of $19 million, for a total principal amount of $43 million. PPG will pay to the bank interest based on the principal amount and the bank will pay to PPG an amount equal to the dividends paid on these shares during the period this instrument is outstanding. The difference between the principal amount, and any amounts related to unpaid interest or dividends, and the current market price for these shares will represent the fair value of the instrument as well as the amount that PPG would pay or receive if the bank chose to net settle the instrument. Alternatively, the bank may, at its option, require PPG to purchase the shares covered by the arrangement at the market price on the date of settlement.

No derivative instrument initially designated as a hedge instrument was undesignated or discontinued as a hedging instrument during 2006 or 2005. For the year ended Dec. 31, 2006, other comprehensive (loss) income included a net loss due to derivatives of $13 million, net of tax. This loss was comprised of realized losses of $22 million and unrealized losses of $35 million. The realized losses related to the settlement of natural gas contracts and interest rate swaps owned by one of the Company’s investees accounted for under the equity method of accounting. These losses were offset in part by realized gains related to the settlement of foreign currency contracts. The unrealized losses related primarily to the change in fair value of the natural gas contracts. These unrealized losses were partially offset by unrealized gains on foreign currency contracts and on interest rate swaps owned by one of the Company’s investees accounted for under the equity method of accounting.

For the year ended Dec. 31, 2005, other comprehensive (loss) income included a net gain due to derivatives of $3 million, net of tax. This gain was comprised of realized gains of $1 million and unrealized gains of $4 million. The realized gains related to the settlement during the period of natural gas contracts offset in part by the settlement of interest rate swaps owned by one of the Company’s investees accounted for under the equity method of accounting and the settlement of foreign currency contracts. The unrealized gains relate to these same instruments.

The fair values of outstanding derivative instruments, excluding interest rate swaps, were determined using quoted market prices. The fair value of interest rate swaps was determined using discounted cash flows and current interest rates.

Notes to the Financial Statements—(Continued)

11. Earnings Per Common Share

The earnings per common share calculations for the three years ended Dec. 31, 2006 are as follows:

(Millions, except per share amounts)	2006	2005	2004
Earnings per common share
Net income	$711	$596	$683
Weighted average common shares outstanding	165.7	169.6	171.7

Earnings per common share	$4.29	$3.51	$3.98

Earnings per common share—assuming dilution
Net income	$711	$596	$683
Weighted average common shares outstanding	165.7	169.6	171.7

Effect of dilutive securities
Stock options	0.6	0.6	0.7
Other stock compensation plans	0.2	0.7	0.6

Potentially dilutive common shares	0.8	1.3	1.3

Adjusted weighted average common shares outstanding	166.5	170.9	173.0

Earnings per common share—assuming dilution	$4.27	$3.49	$3.95

There were 4.0 million, 3.9 million and 4.7 million outstanding stock options excluded in 2006, 2005 and 2004, respectively, from the computation of diluted earnings per common share due to their anti-dilutive effect.

12. Income Taxes

The following table presents a reconciliation of the statutory U.S. corporate federal income tax rate to our effective income tax rate:

(Percent of Pretax Income)	2006	2005	2004
U.S. federal income tax rate	35.00%	35.00%	35.00%
Changes in rate due to:
State and local taxes—U.S.	0.75	0.87	1.23
Taxes on non-U.S. earnings	(2.80)	(3.37)	(3.56)
ESOP dividends	(1.03)	(1.18)	(1.08)
Other	(5.69)	(1.54)	(1.30)

Effective income tax rate	26.23%	29.78%	30.29%

The 2006 effective income tax rate includes the tax benefit related to the settlement with the IRS of our tax returns for the years 2001-2003. Additionally, the 2006 effective income tax rate is reduced by the absence of the one-time U.S. tax cost that was incurred in 2005 related to dividends that were repatriated under the provisions of the American Jobs Creation Act of 2004 (“AJCA 2004”). The impact of these items is presented as “Other” in the above rate reconciliation.

Income before income taxes of our non-U.S. operations for 2006, 2005 and 2004 was $354 million, $313 million and $382 million, respectively.

Notes to the Financial Statements—(Continued)

The following table gives details of income tax expense reported in the accompanying statement of income.

(Millions)	2006	2005	2004
Current income taxes
U.S. federal	$236	$255	$193
Non-U.S.	105	111	114
State and local—U.S.	29	31	34

Total current	370	397	341

Deferred income taxes
U.S. federal	(82)	(85)	(16)
Non-U.S.	—	(21)	2
State and local—U.S.	(10)	(9)	(5)

Total deferred	(92)	(115)	(19)

Total	$278	$282	$322

Income tax payments in 2006, 2005 and 2004 totaled $360 million, $377 million and $326 million, respectively.

Net deferred income tax assets and liabilities as of Dec. 31, 2006 and 2005, are as follows:

(Millions)	2006	2005
Deferred income tax assets related to
Employee benefits	$799	$584
Contingent and accrued liabilities	490	409
Operating loss and other carryforwards	102	96
Inventories	22	11
Property	5	5
Other	54	50
Valuation allowance	(65)	(58)

Total	1,407	1,097

Deferred income tax liabilities related to
Property	382	393
Intangibles	242	193
Employee benefits	40	40
Other	23	34

Total	687	660

Deferred income tax assets—net	$720	$437

As of Dec. 31, 2006, subsidiaries of the Company had available net operating loss carryforwards of approximately $286 million for income tax purposes, of which approximately $244 million has an indefinite expiration. The remaining $42 million expires between the years 2007 and 2021. A valuation allowance has been established for carry-forwards where the ability to utilize them is not deemed more likely than not.

No deferred U.S. income taxes have been provided on certain undistributed earnings of non-U.S. subsidiaries, which amounted to $2,116 million as of Dec. 31, 2006 and $1,791 million as of Dec. 31, 2005. These earnings are considered to be reinvested for an indefinite period of time or will be repatriated when it is tax

Notes to the Financial Statements—(Continued)

effective to do so. It is not practicable to determine the deferred tax liability on these undistributed earnings. In October 2004, the AJCA 2004 was signed into law. Among its many provisions, the AJCA 2004 provided a limited opportunity through 2005 to repatriate the undistributed earnings of non-U.S. subsidiaries at a U.S. tax cost that could be lower than the normal tax cost on such distributions. During 2005, we repatriated $114 million of dividends under the provisions of AJCA 2004 resulting in income tax expense of $9 million. In the absence of AJCA 2004, the Company estimates the tax cost to repatriate these dividends would have been $23 million higher.

The determination of annual income tax expense takes into consideration amounts which may be needed to cover exposures for open tax years. In 2006, the Company resolved all matters with the IRS related to its federal income tax returns for the years 2001 to 2003. The Company’s federal income tax returns for the years 2004 and 2005 are currently under IRS audit. The Company does not expect any material adverse impact on earnings to result from the resolution of matters related to open tax years, however, actual settlements may differ from amounts accrued. As of Dec. 31, 2006 and 2005, the reserve related to exposures for open tax years was $87 million and $88 million, respectively.

13. Pensions and Other Postretirement Benefits

Defined Benefit Plans

We have defined benefit pension plans that cover certain employees worldwide. PPG also sponsors welfare benefit plans that provide postretirement medical and life insurance benefits for certain U.S. and Canadian employees and their dependents. These programs require retiree contributions based on retiree-selected coverage levels for certain retirees and their dependents and provide for sharing of future benefit cost increases between PPG and participants based on management discretion. The Company has the right to modify or terminate certain of these benefit plans in the future. Salaried and certain hourly employees hired on or after Oct. 1, 2004, are not eligible for postretirement medical benefits. Salaried employees hired, rehired, or transferred to salaried status on or after Jan. 1, 2006, and certain hourly employees hired in 2006 or thereafter are eligible to participate in a defined contribution retirement plan. These employees are not eligible for defined benefit pension plan benefits.

The Medicare Act of 2003 introduced a prescription drug benefit under Medicare (“Medicare Part D”) that provides several options for Medicare eligible participants and employers, including a federal subsidy payable to companies that elect to provide a retiree prescription drug benefit which is at least actuarially equivalent to Medicare Part D. During the third quarter of 2004, PPG concluded its evaluation of the provisions of the Medicare Act and decided to maintain its retiree prescription drug program and to take the subsidy available under the Medicare Act. The impact of the Medicare Act was accounted for in accordance with FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” effective Jan. 1, 2004. In addition, the plan was amended Sept. 1, 2004, to provide that PPG management will determine the extent to which future increases in the cost of its retiree medical and prescription drug programs will be shared by certain retirees. The federal subsidy related to providing a retiree prescription drug benefit is not subject to U.S. federal income tax and is recorded as a reduction in our annual net periodic benefit cost of other postretirement benefits.

Notes to the Financial Statements—(Continued)

The following table sets forth the changes in projected benefit obligations (“PBO”) (as calculated by our actuaries as of Dec. 31), plan assets, the funded status and the amounts recognized in our balance sheet for our defined benefit pension and other postretirement benefit plans:

	Pensions		Other Postretirement Benefits
(Millions)	2006	2005	2006	2005
Projected benefit obligation, Jan. 1	$3,636	$3,318	$1,119	$1,073
Service cost	74	64	27	24
Interest cost	197	189	62	63
Plan amendments	3	(13)	(10)	—
Actuarial losses (gains)	10	330	(7)	41
Benefits paid	(203)	(196)	(84)	(83)
Foreign currency translation adjustments	75	(59)	—	1
Other	(1)	3	—	—

Projected benefit obligation, Dec. 31	$3,791	$3,636	$1,107	$1,119

Market value of plan assets, Jan. 1	$2,812	$2,782
Actual return on plan assets	363	211
Company contributions	124	30
Participant contributions	3	3
Benefits paid	(187)	(174)
Plan expenses and other-net	(6)	(2)
Foreign currency translation adjustments	52	(38)

Market value of plan assets, Dec. 31	$3,161	$2,812

Funded Status	$(630)	$(824)	$(1,107)	$(1,119)
Accumulated unrecognized:
Accumulated actuarial losses	1,313	1,512	460	505
Accumulated prior service cost	37	50	(51)	(56)
Net amount recognized before adjustment	$720	$738	$(698)	$(670)
Adjustment recognized by charge to accumulated other comprehensive loss pre-tax	(1,350)	(1,227)	(409)	—

Amount recognized	$(630)	$(489)	$(1,107)	$(670)

Amounts recognized in the Balance Sheet:
Other assets (long-term)	6	75	—	—
Accounts payable and accrued liabilities	(13)	(8)	(79)	(83)
Accrued pensions	(623)	(556)	—	—
Other postretirement benefits	—	—	(1,028)	(587)

Amount recognized	$(630)	$(489)	$(1,107)	$(670)

Due to the adoption of SFAS No. 158 as of Dec. 31, 2006, the funded status of the plans is equal to the net liability recognized in the Dec. 31, 2006 balance sheet. See Note 1 for a summary of the amounts recorded.

The PBO is the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future pay increases.

The accumulated benefit obligation (“ABO”) also reflects the actuarial present value of benefits attributable to employee service rendered to date, but does not include the effects of estimated future pay increases. In order

Notes to the Financial Statements—(Continued)

to measure the funded status for financial accounting purposes prior to the adoption of SFAS No. 158, the ABO was compared to the market value of plan assets and amounts accrued for such benefits in the balance sheet. The ABO as of Dec. 31, 2006 and 2005 was $3,512 million and $3,361 million, respectively. The following summarizes the funded status of those pension plans that were under-funded on an ABO basis as of Dec. 31, 2006 and 2005:

(Millions)	2006	2005
PBO	$3,433	$3,601
ABO	3,183	3,328
Market value of plan assets	2,814	2,773

Amounts recognized in accumulated other comprehensive loss as of Dec. 31, 2006 consist of:

	Pensions	Other Postretirement Benefits
Accumulated net actuarial losses	$1,313	$460
Accumulated prior service cost (credit)	37	(51)

Total	$1,350	$409

The accumulated net actuarial losses for pensions relate primarily to the actual return on plan assets being less than the expected return on plan assets in 2000, 2001 and 2002 and a decline in the discount rate since 1999. The accumulated net actuarial losses for other postretirement benefits relate primarily to actual healthcare costs increasing at a higher rate than assumed during the 2001-2003 period and the decline in the discount rate. The increases in the accumulated net actuarial losses for both pension and other postretirement benefits have occurred primarily since 2001. Since the accumulated net actuarial losses exceed 10% of the higher of the market value of plan assets or the PBO at the beginning of the year, amortization of such excess over the average remaining service period of active employees expected to receive benefits has been included in net periodic benefit costs for pension and other postretirement benefits in each of the last three years. Accumulated prior service cost (credit) is amortized over the future service periods of those employees who are active at the dates of the plan amendments and who are expected to receive benefits.

The increase (decrease) in accumulated other comprehensive loss in 2006 relating to pension and other postretirement benefits consists of:

(Millions)	Pensions	Other Postretirement Benefits	Total
Minimum pension liability	(170)	—	(170)
SFAS No. 158 transition adjustment	254	205	459

Net Change	84	205	289

The estimated net actuarial loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive (loss) income into net periodic benefit cost in 2007 are $80 and $14, respectively. The estimated net actuarial loss and prior service credit for the other postretirement benefits that will be amortized from accumulated other comprehensive (loss) income into net periodic benefit cost in 2007 are $33 and $10, respectively.

Notes to the Financial Statements—(Continued)

Net periodic benefit cost for the three years ended Dec. 31, 2006, includes the following:

	Pensions			Other Postretirement Benefits
(Millions)	2006	2005	2004	2006	2005	2004
Service cost	$74	$64	$65	$27	$24	$22
Interest cost	197	189	182	62	63	62
Expected return on plan assets	(232)	(223)	(208)	—	—	—
Amortization of prior service cost (credit)	15	19	20	(15)	(15)	(6)
Amortization of actuarial losses	105	78	81	38	35	28

Net periodic benefit cost	$159	$127	$140	$112	$107	$106

Net periodic benefit cost is included in “Cost of sales, exclusive of depreciation and amortization,” “Selling, general and administrative” and “Research and development” in the accompanying statement of income.

Assumptions

The following weighted average assumptions were used to determine the benefit obligation for our defined benefit pension and other postretirement plans as of Dec. 31, 2006 and 2005:

	2006	2005
Discount rate	5.7%	5.5%
Rate of compensation increase	4.0%	4.1%

The following weighted average assumptions were used to determine the net periodic benefit cost for our defined benefit pension and other postretirement benefit plans for the three years ended Dec. 31, 2006:

	2006	2005	2004
Discount rate	5.5%	5.9%	6.1%
Expected return on assets	8.4%	8.4%	8.4%
Rate of compensation increase	4.1%	4.0%	4.0%

These assumptions are reviewed on an annual basis. In determining the expected return on plan asset assumption, the Company evaluates the mix of investments that comprise plan assets and external forecasts of future long-term investment returns. The expected return on plan assets assumption to be used in determining 2007 net periodic pension expense will be 8.5% for the U.S. plans.

As of Dec. 31 2005, the Company began use of a newer and more relevant mortality table know as RP 2000, in order to calculate its U.S. defined benefit pension and other postretirement liabilities. Previously, the Company had used the GAM 83 mortality table to calculate these liabilities. This change in the mortality assumption increased net periodic benefit costs in 2006 by approximately $13 million and $4 million for our defined benefit pension and other postretirement benefit plans, respectively.

The weighted-average healthcare cost trend rate used was 9.0% for 2006 declining to 5.0% in the year 2010. For 2007, the weighted-average healthcare cost trend rate used will be 8.0% declining to 5.0% in the year 2011. These assumptions are reviewed on an annual basis. In selecting rates for current and long-term health care assumptions, the Company takes into consideration a number of factors including the Company’s actual health care cost increases, the design of the Company’s benefit programs, the demographics of the Company’s active and retiree populations and

Notes to the Financial Statements—(Continued)

expectations of future medical cost inflation rates. If these 2007 trend rates were increased or decreased by one percentage point per year, such increases or decreases would have the following effects:

	One-Percentage Point
(Millions)	Increase	Decrease
Increase (decrease) in the aggregate of service and interest cost components	$10	$(8)
Increase (decrease) in the benefit obligation	$87	$(83)

Contributions

On Aug. 17, 2006, the Pension Protection Act of 2006 (“PPA”) was signed into law, changing the funding requirements for our U.S. defined benefit pension plans beginning in 2008. Under current funding requirements, PPG did not have to make a mandatory contribution to our U.S. plans in 2006, and we do not expect to have a mandatory contribution to these plans in 2007. We are currently evaluating the impact that PPA will have on our funding requirements for 2008 and beyond.

In 2006 and 2005, we made voluntary contributions to our U.S. defined benefit pension plans of $100 million and $4 million, respectively, and contributions to our non-U.S. defined benefit pension plans of $24 million and $26 million, respectively, some of which were required by local funding requirements. We expect to make mandatory contributions to our non-U.S. plans in 2007 of approximately $37 million. We expect to make a $100 million voluntary contribution to our U.S. plans in the first quarter of 2007, and we may make additional voluntary contributions in 2007.

Benefit Payments

The estimated pension benefits to be paid under our defined benefit pension plans during the next five years are (in millions) $195 in 2007, $197 in 2008, $201 in 2009, $207 in 2010 and $215 in 2011 and are expected to aggregate $1,189 million for the five years thereafter. The estimated gross other postretirement benefits to be paid during the next five years are (in millions) $87 in 2007, $89 in 2008, $91 in 2009, $92 in 2010 and $93 in 2011 and are expected to aggregate $471 million for the five years thereafter. The expected subsidy amounts to be received under the Medicare Act during the next five years are (in millions) $8 in 2007, $9 in 2008, $9 in 2009, $10 in 2010 and $10 in 2011 and are expected to aggregate $59 million for the five years thereafter. The 2006 subsidy under the Medicare Act was $6 million, of which $5 million was received as of Dec. 31, 2006.

Plan Assets

The following summarizes the target pension plan asset allocation as of Dec. 31, 2006, and the actual pension plan asset allocations as of Dec. 31, 2006 and 2005:

Asset Category	Target Asset Allocation as of Dec. 31, 2006	Percentage of Plan Assets
		2006	2005
Equity securities	50-75%	70%	69%
Debt securities	25-50%	26%	27%
Real estate	0-10%	4%	4%
Other	0-10%	0%	0%

The pension plan assets are invested to generate investment earnings over an extended time horizon to help fund the cost of benefits promised under the plans while controlling investment risk.

Notes to the Financial Statements—(Continued)

Other Plans

The Company incurred costs for multi-employer pension plans of $1 million in each of the years 2006, 2005 and 2004. The Company’s termination liability with respect to these plans is estimated to be $6 million as of Dec. 31, 2006. Multi-employer healthcare costs totaled $1 million in each of the years 2006, 2005 and 2004.

As of Dec. 31, 2006 and 2005, the liability related to defined contribution pension plans was $7 million and $5 million, respectively.

The Company has a deferred compensation plan for certain key managers which allows them to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the participant. The amount owed to participants is an unfunded and unsecured general obligation of the Company. Upon retirement, death, disability or termination of employment, the compensation deferred and related accumulated earnings are distributed in accordance with the participant’s election in cash or in PPG stock, based on the accounts selected by the participant.

The plan provides participants with investment alternatives and the ability to transfer amounts between the phantom non-PPG stock investment accounts. To mitigate the impact on compensation expense of changes in the market value of the liability, the Company has purchased a portfolio of marketable securities that mirror the phantom non-PPG stock investment accounts selected by the participants except the money market accounts. The changes in market value of these securities are also included in earnings. Trading will occur in this portfolio to align the securities held with the participant’s phantom non-PPG stock investment accounts except the money market accounts.

The cost of the deferred compensation plan, comprised of dividend equivalents accrued on the phantom PPG stock account, investment income and the change in market value of the liability, was expense in 2006, 2005 and 2004 of $9 million, $7 million and $8 million, respectively. These amounts are included in “Selling, general and administrative” in the accompanying statement of income. The change in market value of the investment portfolio in 2006, 2005 and 2004 was income of $8 million, $6 million and $8 million, respectively, of which $4 million, $1 million and $1 million was realized, respectively, and is also included in “Selling, general and administrative.”

The Company’s obligations under this plan, which are included in “Accounts payable and accrued liabilities” and “Other liabilities” in the accompanying balance sheet, were $113 million and $110 million as of Dec. 31, 2006 and 2005, respectively, and the investments in marketable securities, which are included in “Investments” in the accompanying balance sheet, were $77 million and $78 million as of Dec. 31, 2006 and 2005, respectively.

14. Commitments and Contingent Liabilities

PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial monetary damages are sought. These lawsuits and claims, the most significant of which are described below, relate to contract, patent, environmental, product liability, antitrust and other matters arising out of the conduct of PPG’s business. To the extent that these lawsuits and claims involve personal injury and property damage, PPG believes it has adequate insurance; however, certain of PPG’s insurers are contesting coverage with respect to some of these claims, and other insurers, as they had prior to the asbestos settlement described below, may contest coverage with respect to some of the asbestos claims if the settlement is not implemented. PPG’s lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental, asbestos and other matters.

The result of any future litigation of such lawsuits and claims is inherently unpredictable. However, management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG, including

Notes to the Financial Statements—(Continued)

asbestos-related claims in the event the settlement described below does not become effective, will not have a material effect on PPG’s consolidated financial position or liquidity; however, such outcome may be material to the results of operations of any particular period in which costs, if any, are recognized.

The Company has been named as a defendant, along with various other co-defendants, in a number of antitrust lawsuits filed in federal and state courts. These suits allege that PPG acted with competitors to fix prices and allocate markets in the flat glass and automotive refinish industries. The plaintiffs in these cases are seeking economic and, in certain cases, treble damages and injunctive relief. As described below, we have either settled or agreed to settle the most significant of these cases.

Twenty-nine glass antitrust cases were filed in federal courts, all of which have been consolidated as a class action in the U.S. District Court for the Western District of Pennsylvania located in Pittsburgh, Pa. All of the other defendants in the glass class action antitrust case previously settled with the plaintiffs and were dismissed from the case. On May 29, 2003, the Court granted PPG’s motion for summary judgment dismissing the claims against PPG in the glass class action antitrust case. The plaintiffs in that case appealed that order to the U.S. Third Circuit Court of Appeals. On Sept. 30, 2004, the U.S. Third Circuit Court of Appeals affirmed in part and reversed in part the dismissal of PPG and remanded the case for further proceedings. PPG petitioned the U.S. Supreme Court for permission to appeal the decision of the U.S. Third Circuit Court of Appeals, however, the U.S. Supreme Court rejected PPG’s petition for review.

On Oct. 19, 2005, PPG entered into a settlement agreement to settle the federal glass class action antitrust case in order to avoid the ongoing expense of this protracted case, as well as the risks and uncertainties associated with complex litigation involving jury trials. Pursuant to the settlement agreement, PPG agreed to pay $60 million and to bear up to $500,000 in settlement administration costs. PPG recorded a charge for $61 million which is included in “Other charges” in the accompanying statement of income for the year ended Dec. 31, 2005. The U.S. District Court entered an order on Feb. 7, 2006, approving the settlement. This order is no longer appealable. As a result of the settlement, PPG also paid $900,000 pursuant to a pre-existing contractual obligation to a plaintiff that did not participate in the federal glass class action antitrust case. Separately, on Nov. 8, 2006, PPG entered into a class-wide settlement agreement to resolve all claims of indirect purchasers of flat glass in California. PPG agreed to make a payment of $2.5 million, inclusive of attorneys’ fees and costs. On Jan. 30, 2007, the Court granted preliminary approval of the settlement. The Court has also approved the form of notice to the settlement class and has scheduled a hearing on final approval of the settlement for May 30, 2007. Independent state court cases remain pending in Tennessee involving claims that are not included in the settlement of the federal and California glass class action antitrust cases. Notwithstanding that PPG has agreed to settle the federal and California glass class action antitrust cases, and is considering settlement of the Tennessee cases, PPG continues to believe that there was no wrongdoing on the part of the Company and also believes that PPG has meritorious defenses to the independent state court cases.

Approximately 60 cases alleging antitrust violations in the automotive refinish industry have been filed in various state and federal jurisdictions. The approximately 55 federal cases have been consolidated as a class action in the U.S. District Court for the Eastern District of Pennsylvania located in Philadelphia, Pa. Certain of the defendants in the federal automotive refinish case have settled. The automotive refinish cases in state courts have either been stayed pending resolution of the federal proceedings or have been dismissed. Neither PPG’s investigation conducted through its counsel of the allegations in these cases nor the discovery conducted in the case has identified a basis for the plaintiffs’ allegations that PPG participated in a price-fixing conspiracy in the U.S. automotive refinish industry. PPG’s management continues to believe that there was no wrongdoing on the part of the Company and that it has meritorious defenses in the federal automotive refinish case. Nonetheless, it remained uncertain whether the federal court ultimately would dismiss PPG, or whether the case would go to trial. On Sept. 14, 2006, PPG agreed to settle the federal class action for $23 million to avoid the ongoing expense of this protracted case, as well as the risks and uncertainties associated with complex litigation involving

Notes to the Financial Statements—(Continued)

jury trials. This amount is included in “Other charges” in the accompanying statement of income. Although a formal settlement agreement has been executed and the $23 million was paid into escrow on Jan. 3, 2007, necessary court proceedings will follow before the settlement is final and non-appealable.

There are class action lawsuits in six states that mimic the federal class action but were filed pursuant to state statutes on behalf of indirect purchasers of automotive refinish products. The plaintiffs in these cases have not yet specified an amount of alleged damages. The cases are in state courts in California, Maine, Massachusetts, Tennessee and Vermont, and a federal court in New York City. PPG believes that there was no wrongdoing on its part, and believes it has meritorious defenses to the independent state court cases. Notwithstanding the foregoing, PPG is considering potential settlement of these cases.

Beginning in April 1994, the Company was a defendant in a suit filed by Marvin Windows and Doors (“Marvin”) alleging numerous claims, including breach of warranty. All of the plaintiff’s claims, other than breach of warranty, were dismissed. However, on Feb. 14, 2002, a federal jury awarded Marvin $136 million on the remaining claim. Subsequently, the court added $20 million for interest bringing the total judgment to $156 million. PPG appealed that judgment and the appeals court heard the parties’ arguments on June 9, 2003. On March 23, 2005, the appeals court ruled against PPG. Subsequent to the ruling by the court, PPG and Marvin agreed to settle this matter for $150 million and PPG recorded a charge for that amount in the first quarter of 2005, which is included in “Other charges” in the accompanying statement of income for the year ended Dec. 31, 2005. PPG paid the settlement on Apr. 28, 2005. PPG subsequently received $51 million in insurance recoveries related to this settlement; of which $33 million is included in “Other charges” for the year ended Dec. 31, 2006, and the remainder was received in the third quarter of 2005.

For over thirty years, PPG has been a defendant in lawsuits involving claims alleging personal injury from exposure to asbestos. As of Dec. 31, 2006, PPG was one of many defendants in numerous asbestos-related lawsuits involving approximately 114,000 open claims served on PPG. Most of PPG’s potential exposure relates to allegations by plaintiffs that PPG should be liable for injuries involving asbestos-containing thermal insulation products manufactured and distributed by Pittsburgh Corning Corporation (“PC”). PPG and Corning Incorporated are each 50% shareholders of PC. PPG has denied responsibility for, and has defended, all claims for any injuries caused by PC products.

On Apr. 16, 2000, PC filed for Chapter 11 Bankruptcy in the U.S. Bankruptcy Court for the Western District of Pennsylvania located in Pittsburgh, Pa. Accordingly, in the first quarter of 2000, PPG recorded an after-tax charge of $35 million for the write-off of all of its investment in PC. As a consequence of the bankruptcy filing and various motions and orders in that proceeding, the asbestos litigation against PPG (as well as against PC) has been stayed and the filing of additional asbestos suits against them has been enjoined, until thirty days after the effective date of a confirmed plan of reorganization for PC substantially in accordance with the settlement arrangement among PPG and several other parties discussed below. The stay may be terminated if the Bankruptcy Court determines that such a plan will not be confirmed, or the settlement arrangement set forth below is not likely to be consummated.

On May 14, 2002, PPG announced that it had agreed with several other parties, including certain of its insurance carriers, the official committee representing asbestos claimants in the PC bankruptcy, and the legal representatives of future asbestos claimants appointed in the PC bankruptcy, on the terms of a settlement arrangement relating to asbestos claims against PPG and PC (the “PPG Settlement Arrangement”).

On March 28, 2003, Corning Incorporated announced that it had separately reached its own arrangement with the representatives of asbestos claimants for the settlement of certain asbestos claims that might arise from PC products or operations (the “Corning Settlement Arrangement”).

The terms of the PPG Settlement Arrangement and the Corning Settlement Arrangement have been incorporated into a bankruptcy reorganization plan for PC along with a disclosure statement describing the plan,

Notes to the Financial Statements—(Continued)

which PC filed with the Bankruptcy Court on Apr. 30, 2003. Amendments to the plan and disclosure statement were filed on Aug. 18 and Nov. 20, 2003. Creditors and other parties with an interest in the bankruptcy proceeding were entitled to file objections to the disclosure statement and the plan of reorganization, and a few parties filed objections. On Nov. 26, 2003, after considering objections to the second amended disclosure statement and plan of reorganization, the Bankruptcy Court entered an order approving such disclosure statement and directing that it be sent to creditors, including asbestos claimants, for voting. The Bankruptcy Court established March 2, 2004 as the deadline for receipt of votes. In order to approve the plan, at least two-thirds in amount and more than one-half in number of the allowed creditors in a given class must vote in favor of the plan, and for a plan to contain a channeling injunction for present and future asbestos claims under §524(g) of the Bankruptcy Code, as described below, seventy-five percent of the asbestos claimants voting must vote in favor of the plan. On March 16, 2004, notice was received that the plan of reorganization received the required votes to approve the plan with a channeling injunction. From May 3-7, 2004, the Bankruptcy Court judge conducted a hearing regarding the fairness of the settlement, including whether the plan would be fair with respect to present and future claimants, whether such claimants would be treated in substantially the same manner, and whether the protection provided to PPG and its participating insurers would be fair in view of the assets they would convey to the asbestos settlement trust (the “Trust”) to be established as part of the plan. At that hearing, creditors and other parties in interest raised objections to the PC plan of reorganization. Following that hearing, the Bankruptcy Court set deadlines for the parties to develop agreed-upon and contested Findings of Fact and Conclusions of Law and scheduled oral argument for contested items on Nov. 9, 2004. Subsequently, the Bankruptcy Court rescheduled such oral argument for Nov. 17, 2004.

The Bankruptcy Court heard oral arguments on the contested items on Nov. 17-18, 2004. At the conclusion of the hearing, the Bankruptcy Court agreed to consider certain post-hearing written submissions. In a further development, on Feb. 2, 2005, the Bankruptcy Court established a briefing schedule to address whether certain aspects of a decision of the U.S. Third Circuit Court of Appeals in an unrelated case have any applicability to the PC plan of reorganization. The Bankruptcy Court set oral arguments on the briefs for March 16, 2005. During an omnibus hearing on Feb. 28, 2006, the Bankruptcy Judge stated that she was prepared to rule on the PC plan of reorganization in the near future, provided certain amendments were made to the plan. Those amendments were filed, as directed, on March 17, 2006. After further conferences and supplemental briefings, the Court held final oral arguments on July 21, 2006 during an omnibus hearing. On Dec. 21, 2006, the Bankruptcy Court issued a ruling denying confirmation of the second amended PC plan of reorganization. Several parties in interest, including PPG, filed motions for reconsideration and/or to alter or amend the Dec. 21, 2006 ruling. Final written submissions were due on Jan. 26, 2007. Oral argument on the motions is scheduled for March 5, 2007. Upon reconsideration, the Bankruptcy Court may adhere to its Dec. 21, 2006 decision, may alter that decision and confirm the plan or may amend the decision in a manner that may provide further guidance on how the plan could be modified and become confirmable in the Bankruptcy Court’s view.

If the Bankruptcy Court reconsiders its decision and determines that the second amended plan is confirmable, or if the Bankruptcy Court’s ruling is reversed on appeal and the case remanded, the Bankruptcy Court may enter a confirmation order. That order may be appealed to or otherwise reviewed by the U.S. District Court for the Western District of Pennsylvania, located in Pittsburgh, Pa. Assuming that the District Court approves a confirmation order following any such appeal, interested parties could further appeal the District Court’s order to the U.S. Third Circuit Court of Appeals and subsequently seek review of any decision of the Third Circuit Court of Appeals by the U. S. Supreme Court. The PPG Settlement Arrangement will not become effective until 30 days after the PC plan of reorganization is finally approved by an appropriate court order that is no longer subject to appellate review (the “Effective Date”).

If the PC plan of reorganization incorporating the terms of the PPG Settlement Arrangement and the Corning Settlement Arrangement is approved by the Bankruptcy Court, the Court would enter a channeling injunction under §524(g) and other provisions of the Bankruptcy Code, prohibiting present and future claimants from asserting bodily injury claims after the Effective Date against PPG or its subsidiaries or PC relating to the manufacture, distribution or sale of asbestos-containing products by PC or PPG or its subsidiaries. The injunction

Notes to the Financial Statements—(Continued)

would also prohibit co-defendants in those cases from asserting claims against PPG for contribution, indemnification or other recovery. All such claims would be filed with the Trust and only paid from the assets of the Trust.

The channeling injunction would not extend to claims against PPG alleging injury caused by asbestos on premises owned, leased or occupied by PPG (so called “premises claims”), or claims alleging property damage resulting from asbestos. There are no property damage claims pending against PPG or its subsidiaries. Historically, a small proportion of the claims against PPG and its subsidiaries have been premises claims. As a result of the settlements described below, and based upon recent review and analysis, PPG believes that the number of premises claims currently comprise less than 2% of the total asbestos-related claims against PPG. PPG believes that it has adequate insurance for the asbestos claims that would not be covered by any channeling injunction and that any financial exposure resulting from such claims will not have a material effect on PPG’s consolidated financial position, liquidity or results of operations. Certain claimants that have alleged premises claims against PPG moved the Bankruptcy Court for an order lifting the stay as to their claims. Initially, the Bankruptcy Court did not grant these claimants’ motions, but, at a hearing in the second quarter of 2006, did direct PPG and the claimants to engage in good faith negotiations toward the potential settlement of the premises claims at issue. As a result of those negotiations PPG and its primary insurers have agreed to settle approximately 425 premises claims. PPG’s insurers have agreed to provide insurance coverage for a major portion of the payments made in connection with these settlements. PPG has accrued the portion of the settlement amounts not covered by insurance in 2006.

In addition, and in response to additional motions to lift the stay filed on behalf of other premises claimants, the Bankruptcy Court issued a series of orders in late December 2006 lifting the stay, effective Jan. 31, 2007, with respect to an additional 496 premises claims. PPG is in the process of gathering preliminary information about these claims. Other premises claims that have not been resolved remain subject to the stay.

PPG has no obligation to pay any amounts under the PPG Settlement Arrangement until the Effective Date. PPG and certain of its insurers (along with PC) would then make payments to the Trust, which would provide the sole source of payment for all present and future asbestos bodily injury claims against PPG, its subsidiaries or PC alleged to be caused by the manufacture, distribution or sale of asbestos products by these companies. PPG would convey the following assets to the Trust. First, PPG would convey the stock it owns in PC and Pittsburgh Corning Europe. Second, PPG would transfer 1,388,889 shares of PPG’s common stock. Third, PPG would make aggregate cash payments to the Trust of approximately $998 million, payable according to a fixed payment schedule over 21 years, beginning on June 30, 2003, or, if later, the Effective Date. PPG would have the right, in its sole discretion, to prepay these cash payments to the Trust at any time at a discount rate of 5.5% per annum as of the prepayment date. Under the payment schedule, the amount due June 30, 2003 was $75 million. In addition to the conveyance of these assets, PPG would pay $30 million in legal fees and expenses on behalf of the Trust to recover proceeds from certain historical insurance assets, including policies issued by certain insurance carriers that are not participating in the settlement, the rights to which would be assigned to the Trust by PPG.

PPG’s participating historical insurance carriers would make cash payments to the Trust of approximately $1.7 billion between the Effective Date and 2023. These payments could also be prepaid to the Trust at any time at a discount rate of 5.5% per annum as of the prepayment date. In addition, as referenced above, PPG would assign to the Trust its rights, insofar as they relate to the asbestos claims to be resolved by the Trust, to the proceeds of policies issued by certain insurance carriers that are not participating in the PPG Settlement Arrangement and from the estates of insolvent insurers and state insurance guaranty funds.

PPG would grant asbestos releases to all participating insurers, subject to a coverage-in-place agreement with certain insurers for the continuing coverage of premises claims (discussed above). PPG would grant certain participating insurers full policy releases on primary policies and full product liability releases on excess coverage policies. PPG would also grant certain other participating excess insurers credit against their product liability coverage limits.

Notes to the Financial Statements—(Continued)

The following table summarizes the impact on our financial statements resulting from the initial charge in the second quarter of 2002 for the estimated cost of the PPG Settlement Arrangement which included the net present value as of Dec. 31, 2002, using a discount rate of 5.5%, of the aggregate cash payments of approximately $998 million to be made by PPG to the Trust. That amount also included the carrying value of PPG’s stock in Pittsburgh Corning Europe, the fair value as of June 30, 2002 of 1,388,889 shares of PPG common stock and $30 million in legal fees of the Trust to be paid by PPG, which together with the first payment originally scheduled to be made to the Trust on June 30, 2003, were reflected in the current liability for PPG’s asbestos settlement in the balance sheet as of June 30, 2002. The net present value of the remaining payments of $566 million was recorded in the noncurrent liability for asbestos settlement. The table also presents the impact of the subsequent changes in the estimated cost of the settlement due to the change in fair value of the stock to be transferred to the asbestos settlement trust and the equity forward instrument (see Note 10) and the increase in the net present value of the future payments to be made to the Trust.

(Millions)	Balance Sheet			Pretax Charge
	Asbestos Settlement Liability		Equity Forward (Asset)
	Current	Long-term
Initial asbestos settlement charge	$206	$566	$—	$772
Change in fair value:
PPG stock	(16)	—	—	(16)
Equity forward instrument	—	—	(1)	(1)

Balance as of and Activity for the year ended Dec. 31, 2002	190	566	(1)	$755

Change in fair value:
PPG stock	20	—	—	20
Equity forward instrument	—	—	(14)	(14)
Accretion of asbestos liability	—	32	—	32
Reclassification	98	(98)	—	—

Balance as of and Activity for the year ended Dec. 31, 2003	308	500	(15)	$38

Change in fair value:
PPG stock	6	—	—	6
Equity forward instrument	—	—	(4)	(4)
Accretion of asbestos liability	—	30	—	30
Reclassification	90	(90)	—	—

Balance as of and Activity for the year ended Dec. 31, 2004	404	440	(19)	$32

Change in fair value:
PPG stock	(14)	—	—	(14)
Equity forward instrument	—	—	9	9
Accretion of asbestos liability	—	27	—	27
Reclassification	82	(82)	—	—

Balance as of and Activity for the year ended Dec. 31, 2005	$472	$385	$(10)	$22

Change in fair value:
PPG stock	9	—	—	9
Equity forward instrument	—	—	(4)	(4)
Accretion of asbestos liability	—	23	—	23
Reclassification	76	(76)	—	—

Balance as of and Activity for the year ended Dec. 31, 2006	$557	$332	$(14)	$28

Notes to the Financial Statements—(Continued)

The fair value of the equity forward instrument is included as an other current asset as of Dec. 31, 2006 and 2005 in the accompanying balance sheet. Payments under the fixed payment schedule require annual payments that are due each June. The current portion of the asbestos settlement liability included in the accompanying balance sheet as of Dec. 31, 2006, consists of all such payments required through June 2007, the fair value of PPG’s common stock and legal fees and expenses. The amount due June 30, 2008, of $28 million and the net present value of the remaining payments is included in the long- term asbestos settlement liability in the accompanying balance sheet. For 2007 accretion expense associated with the asbestos liability will be approximately $5 million per quarter.

Because the filing of asbestos claims against the Company has been enjoined since April 2000, a significant number of additional claims may be filed against the Company if the Bankruptcy Court stay were to expire. If the PPG Settlement Arrangement (or any potential modification of that arrangement) is not implemented, for any reason, and the Bankruptcy Court stay expires, the Company intends to vigorously defend the pending and any future asbestos claims against it and its subsidiaries. The Company believes that it is not responsible for any injuries caused by PC products, which represent the preponderance of the pending bodily injury claims against it. Prior to 2000, PPG had never been found liable for any such claims, in numerous cases PPG had been dismissed on motions prior to trial, and aggregate settlements by PPG to date have been immaterial. In Jan. 2000, in a trial in a state court in Texas involving six plaintiffs, the jury found PPG not liable. However, a week later in a separate trial also in a state court in Texas, another jury found PPG, for the first time, partly responsible for injuries to five plaintiffs alleged to be caused by PC products. PPG intends to appeal the adverse verdict in the event the settlement does not become effective. Although PPG has successfully defended asbestos claims brought against it in the past, in view of the number of claims, and the questionable verdicts and awards that other companies have experienced in asbestos litigation, the result of any future litigation of such claims is inherently unpredictable.

It is PPG’s policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are generally not discounted. As of Dec. 31, 2006 and 2005, PPG had reserves for environmental contingencies totaling $282 million and $94 million, respectively, of which $65 million and $29 million, respectively, were classified as current liabilities. Pretax charges against income for environmental remediation costs in 2006, 2005 and 2004 totaled $207 million, $27 million and $15 million, respectively, and are included in “Other charges” in the accompanying statement of income. Cash outlays related to such environmental remediation aggregated $22 million, $14 million and $26 million in 2006, 2005 and 2004, respectively.

Management anticipates that the resolution of the Company’s environmental contingencies will occur over an extended period of time. Over the 15 years prior to 2006, the pretax charges against income ranged between $10 million and $49 million per year. Consistent with our previous disclosure, charges for estimated environmental remediation costs in 2006 were significantly higher than our historical range as a result of our continuing efforts to analyze and assess the environmental issues associated with a former chromium manufacturing plant site located in Jersey City, NJ and at the Calcasieu River Estuary located near our Lake Charles, LA chlor-alkali plant, which efforts resulted in a pre-tax charge of $173 million in the third quarter of 2006 for the estimated costs of remediating these sites, which is included in “Other charges” in the accompanying statement of income. We anticipate that charges against income in 2007 for environmental remediation costs will be within the prior historical range. We expect cash outlays for environmental remediation costs to be approximately $65 million in 2007 and to range from $50 million to $70 million annually through 2011. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter these expectations. In management’s opinion, the Company operates in an environmentally sound manner and the outcome of the Company’s environmental contingencies will not have a material effect on PPG’s financial position or liquidity; however, any such outcome may be material to the results of operation of any particular period in which costs, if any, are recognized.

Notes to the Financial Statements—(Continued)

In New Jersey, PPG continues to perform its obligations under an Administrative Consent Order (“ACO”) with the New Jersey Department of Environmental Protection (“NJDEP”). Since 1990, PPG has remediated 47 of 61 residential and nonresidential sites under the ACO. The most significant of the remaining sites is the former chromium manufacturing location in Jersey City. The Company submitted a feasibility study work plan to the NJDEP in October 2006 that includes certain interim remedial measures for the former chromium manufacturing location and the available remediation technology alternatives for the site. Under the feasibility study work plan, remedial alternatives which will be assessed include, but are not limited to, soil excavation and offsite disposal in a licensed disposal facility, insitu chemical stabilization of soil and groundwater, and insitu solidification of soils. A feasibility study is expected to be completed in late 2007 or 2008. PPG has recently proposed excavation and offsite disposal of impacted soils as the preferred remedial alternative for one other of the remaining sites under the ACO. This proposal has been submitted to the NJDEP for approval. In addition, investigation activities are ongoing for an additional six sites covered by the ACO with completion expected in 2007. Investigation activities have not yet begun for the remaining six sites covered by the ACO, but we believe the results of the study at the former chromium manufacturing location will also provide us with relevant information concerning remediation alternatives at these 12 sites. The principal contaminant of concern is hexavalent chromium. Based on current estimates, at least 500,000 tons of soil may be potentially impacted for all remaining sites.

As a result of the extensive analysis undertaken in connection with the preparation and submission of the feasibility study work plan for the former chromium manufacturing location, the Company recorded a pretax charge of $165 million in the third quarter 2006, which is included in “Other charges” in the accompanying statement of income. This charge included estimated costs for remediation at all remaining ACO sites, including the former manufacturing site, and for the resolution of litigation filed by NJDEP as discussed below. In May 2005, the NJDEP filed a complaint against PPG and two other former chromium producers seeking to hold the parties responsible for a further 53 sites where the source of chromium contamination is not known and to recover costs incurred by the agency in connection with its response activities at certain of those sites. This case is in discovery with ongoing mediation to resolve the allocation of these additional sites among the three companies. As of Dec. 31, 2006 and 2005, PPG had reserves of $198 million and $18 million, respectively, for environmental contingencies associated with all New Jersey sites.

Multiple future events, such as feasibility studies, remedy selection, remedy design and remedy implementation involving agency action or approvals will be required, and considerable uncertainty exists regarding the timing of these future events for the remaining 14 sites covered by the ACO. Final resolution of these events is expected to occur over an extended period of time. However, based on current information it is expected that feasibility study approval and remedy selection could occur during 2007 to 2008 for the former chromium plant and six adjacent sites, while remedy design and approval could occur during 2008 to 2009, and remedy implementation could occur during 2009 to 2013, with some period of long-term monitoring for remedy effectiveness to follow. One other site is expected to be remediated during 2007 to 2008. Activities at six other sites have not yet begun and the timing of future events related to these sites cannot be predicted at this time. Based on current information, we expect cash outlays related to remediation efforts in New Jersey to range from $30 million to $55 million annually from 2007 through 2011.

In Lake Charles, the U.S. Environmental Protection Agency has completed investigation of contamination levels in the Calcasieu River estuary and issued a Final Remedial Investigation Report in September 2003, which incorporates the Human Health and Ecological Risk Assessments, indicating that elevated levels of risk exist in the estuary. PPG and other potentially responsible parties are performing a feasibility study under the authority of the Louisiana Department of Environmental Quality (“LDEQ”). A report describing the process by which preliminary remedial action goals will be determined was submitted on March 1, 2005 and approved by LDEQ on Aug. 10, 2005. PPG’s exposure with respect to the Calcasieu Estuary is focused on the lower few miles of Bayou d’Inde, a small tributary to the Calcasieu Estuary near PPG’s Lake Charles facility, and about 150 to 200 acres of adjacent marshes. The Company and three other potentially responsible parties submitted a draft

Notes to the Financial Statements—(Continued)

remediation feasibility study report to the LDEQ in October 2006 following completion of the feasibility study and an evaluation of its findings. The proposed remedial alternatives include sediment dredging, sediment capping, and biomonitoring of fish and shellfish. Principal contaminants of concern which may require remediation include various metals, dioxins and furans, and polychlorinated biphenyls. As a result of the analysis undertaken in connection with the preparation and submission of the draft feasibility study, PPG recorded a pretax charge of $8 million in the third quarter of 2006 for its estimated share of the remediation costs at this site, which is included in “Other charges” in the accompanying statement of income.

Multiple future events, such as feasibility studies, remedy selection, remedy design and remedy implementation involving agency action or approvals will be required and considerable uncertainty exists regarding the timing of these future events. Final resolution of these events is expected to occur over an extended period of time. However, based on currently available information it is expected that feasibility study approval and remedy selection could occur in 2007 or 2008, remedy design and approval could occur during 2008, and remedy implementation could occur during 2008 to 2011 with some period of long-term monitoring for remedy effectiveness to follow.

The principal elements of the charges for remediating the New Jersey and Calcasieu Estuary sites are based on competitively derived or readily available remediation industry cost data for representative remedial options (e.g. excavation, insitu stabilization/solidification, etc.) to be evaluated for the New Jersey sites and the remedial alternatives proposed to LDEQ for the Calcasieu Estuary. Major cost components include transportation and disposal of excavated soil and/or soil treatment costs for the New Jersey sites and sediment capping and dredging costs for the Calcasieu Estuary site. The charges we recorded are exclusive of any third party indemnification, as we believe the likelihood of receiving any such amounts to be remote.

In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $300 million, which range has been revised since Dec. 31, 2005 to reflect the impact of the submission of a feasibility study work plan for the former chromium manufacturing plant site located in Jersey City, NJ and of the draft remediation feasibility study for the Calcasieu River Estuary, which included the pretax charge of $173 million recorded in the third quarter of 2006 for the estimated costs of remediating these sites as more fully described above. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. This range of reasonably possible unreserved loss relates to environmental matters at a number of sites; however, about 40% of this range relates to the former chromium manufacturing plant site in Jersey City, NJ, and about 30% relates to three operating PPG plant sites in our chemicals businesses. The loss contingencies related to these sites include significant unresolved issues such as the nature and extent of contamination at these sites and the methods that may have to be employed to remediate them.

Initial remedial actions are occurring at the three operating plant sites in our chemicals businesses. Studies to determine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated.

With respect to certain waste sites, the financial condition of any other potentially responsible parties also contributes to the uncertainty of estimating PPG’s final costs. Although contributors of waste to sites involving other potentially responsible parties may face governmental agency assertions of joint and several liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites.

The impact of evolving programs, such as natural resource damage claims, industrial site reuse initiatives and state remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company’s assessment of the potential impact of these

Notes to the Financial Statements—(Continued)

environmental contingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies, and the potential for technological and regulatory developments.

In June 2003, our partner in a fiber glass joint venture in Venezuela filed for bankruptcy. Upon resolution of the bankruptcy proceedings, the partner’s ownership interest may transfer to one of its senior secured creditors or be sold. While PPG expects operations at the joint venture to continue, the Company continues to evaluate its options with respect to this venture, which may include the sale or liquidation of the venture. PPG’s exposure to loss would be limited to $10 million, which includes a combination of the Company’s investment, and outstanding receivables related to this venture.

15. Shareholders’ Equity

A class of 10 million shares of preferred stock, without par value, is authorized but unissued. Common stock has a par value of $1.66 2/3 per share; 600 million shares are authorized.

The following table summarizes the shares outstanding for the three years ended Dec. 31, 2006:

	Common Stock	Treasury Stock	ESOP Shares	Shares Outstanding
Balance, Jan. 1, 2004	290,573,068	(119,508,553)	(137,876)	170,926,639
Purchases	—	(1,507,400)	—	(1,507,400)
Issuances/releases	—	2,577,392	5,164	2,582,556
Balance, Dec. 31, 2004	290,573,068	(118,438,561)	(132,712)	172,001,795
Purchases	—	(9,401,300)	—	(9,401,300)
Issuances/releases	—	2,669,955	6,840	2,676,795
Balance, Dec. 31, 2005	290,573,068	(125,169,906)	(125,872)	165,277,290
Purchases	—	(2,343,215)	—	(2,343,215)
Issuances/releases	—	1,139,214	8,464	1,147,678

Balance, Dec. 31, 2006	290,573,068	(126,373,907)	(117,408)	164,081,753

ESOP shares represent the unreleased new shares held by the ESOP that are not considered outstanding under SOP 93-6 (see Notes 1 and 17). The number of ESOP shares changes as a result of the purchases of new shares and releases of shares to participant accounts by the ESOP.

PPG has a Shareholders’ Rights Plan, under which each share of the Company’s outstanding common stock has an associated preferred share purchase right. The rights are exercisable only under certain circumstances and allow holders of such rights to purchase common stock of PPG or an acquiring company at a discounted price, which would generally be 50% of the respective stocks’ then current fair market value.

Per share cash dividends paid were $1.91 in 2006, $1.86 in 2005 and $1.79 in 2004.

Notes to the Financial Statements—(Continued)

16. Accumulated Other Comprehensive Loss

(Millions)	Unrealized Currency Translation Adjustment	Pension and Other Postretirement Benefit Adjustments	Unrealized Gain (Loss) on Marketable Securities	Unrealized (Loss) Gain on Derivatives	Accumulated Other Comprehensive (Loss) Income
Balance, Jan. 1, 2004	$(12)	$(628)	$2	$(4)	$(642)
Net change	180	33	(3)	(3)	207
Balance, Dec. 31, 2004	168	(595)	(1)	(7)	(435)
Net change	(215)	(173)	1	3	(384)
Balance, Dec. 31, 2005	(47)	(768)	—	(4)	(819)
Net change	179	(289)	3	(13)	(120)

Balance, Dec. 31, 2006	$132	$(1,057)	$3	$(17)	$(939)

Unrealized currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time. The tax benefit (cost) related to the adjustment for pension and other postretirement benefits for the years ended Dec. 31, 2006, 2005 and 2004 was $243 million, $107 million and $(21) million, respectively. The cumulative tax benefit related to the adjustment for pension and other postretirement benefits at Dec. 31, 2006 and 2005 was $702 million and $459 million respectively. The tax (cost) benefit related to the change in the unrealized gain (loss) on marketable securities for the years ended Dec. 31, 2006, 2005 and 2004 was $(2) million, $(0.4) million and $2 million, respectively. The tax benefit (cost) related to change in the unrealized (loss) gain on derivatives for the years ended Dec. 31, 2006, 2005 and 2004 was $9 million, $(2) million and $2 million, respectively.

17. Employee Stock Ownership Plan

Our ESOP covers substantially all U.S. employees. The Company makes matching contributions to the ESOP based upon participants’ savings, subject to certain limitations. The matching percentages for 2006, 2005 and 2004 were based upon our return on average capital for the previous year.

Compensation expense related to the ESOP for 2006, 2005 and 2004 totaled $15 million, $17 million and $11 million, respectively. Cash contributions to the ESOP for 2006, 2005 and 2004 totaled $16 million, $19 million and $13 million, respectively. Interest expense totaled $2 million for 2006 and $3 million for 2005 and 2004, respectively. The tax deductible dividends on PPG shares held by the ESOP were $33 million, $34 million and $36 million for 2006, 2005 and 2004, respectively.

Shares held by the ESOP as of Dec. 31, 2006 and 2005, are as follows:

	2006		2005
	Old Shares	New Shares	Old Shares	New Shares
Allocated shares	12,823,689	3,857,038	12,407,060	3,848,574
Unreleased shares	576,645	117,408	993,274	125,872

Total	13,400,334	3,974,446	13,400,334	3,974,446

The fair value of unreleased new ESOP shares was $8 million as of Dec. 31, 2006, and $7 million as of Dec. 31, 2005. The average cost of the unreleased old ESOP shares was $21 per share.

Notes to the Financial Statements—(Continued)

18. Other Earnings

(Millions)	2006	2005	2004
Interest income	$14	$13	$12
Royalty income	44	38	40
Share of net earnings of equity affiliates (See Note 5)	34	14	21
Other	50	47	58

Total	$142	$112	$131

19. Stock-Based Compensation

The Company’s stock-based compensation includes stock options, restricted stock units (“RSUs”) and annual grants of contingent shares that are earned based on achieving targeted levels of total shareholder return. On April 20, 2006, the PPG Industries, Inc. Omnibus Incentive Plan (“PPG Omnibus Plan”) was approved by shareholders of the Company. The PPG Omnibus Plan consolidated into one plan several of the Company’s previously existing compensatory plans providing for equity-based and cash incentive awards to certain of the Company’s employees and directors. Effective Apr. 20, 2006, all grants of stock options, RSUs and contingent shares are made under the PPG Omnibus Plan. The provisions of the PPG Omnibus Plan do not modify the terms of awards that were granted under the Company’s previously existing compensatory plans. Shares available for future grants under the PPG Omnibus Plan were 9,997,162 as of Dec. 31, 2006.

Total stock-based compensation cost was $34 million, $75 million, and $89 million in 2006, 2005 and 2004, respectively. Stock-based compensation cost for 2005 and 2004 includes $50 million and $68 million, respectively, for amounts paid under the Company’s incentive compensation and management award plans, which allowed for payment partially in PPG common stock in 2005 and 2004. These plans no longer allow for payment in PPG common stock, and therefore are not included in the amount of total stock-based compensation cost in 2006. The total income tax benefit recognized in the income statement related to the stock-based compensation was $12 million, $29 million and $34 million in 2006, 2005 and 2004, respectively.

Stock Options

PPG has outstanding stock option awards that have been granted under two stock option plans, the PPG Industries, Inc. Stock Plan (“PPG Stock Plan”) and the PPG Industries, Inc. Challenge 2000 Stock Plan (“PPG Challenge 2000 Stock Plan”). Under the PPG Stock Plan, certain employees of the Company have been granted options to purchase shares of common stock at prices equal to the fair market value of the shares on the date the options were granted. The options are generally exercisable beginning from six to 48 months after being granted and have a maximum term of 10 years. Upon exercise of a stock option, shares of Company stock are issued from treasury stock. The PPG Stock Plan includes a restored option provision for options granted prior to Jan. 1, 2003 that allows an optionee to exercise options and satisfy the option price by certifying ownership of mature shares of PPG common stock with equivalent market value.

On July 1, 1998, under the PPG Challenge 2000 Stock Plan, the Company granted to substantially all active employees of the Company and its majority owned subsidiaries the option to purchase 100 shares of common stock at its then fair market value of $70 per share. The options became exercisable on July 1, 2003 and expire on June 30, 2008.

The fair value of stock options issued to employees is measured on the date of grant and is recognized as expense over the requisite service period. However, the awards provide that an individual who retires from PPG automatically vests in any award that has been outstanding for more than 12 months. As such, compensation cost

Notes to the Financial Statements—(Continued)

related to grants to participants who are eligible to retire as of the date of the grant is recognized over a period of 12 months, as this represents the effective vesting period. PPG estimates the fair value of stock options using the Black-Scholes option pricing model. The risk-free interest rate is determined by using the U.S. Treasury yield curve at the date of the grant and using a maturity equal to the expected life of the option. The expected life of options is calculated using the average of the vesting term and the maximum term, as prescribed by SEC Staff Accounting Bulletin No. 107, “Share-Based Payment”. The expected dividend yield and volatility are based on historical stock prices and dividend amounts over past time periods equal in length to the expected life of the options. The fair value of each grant was calculated with the following weighted average assumptions:

	2006	2005	2004
Risk free interest rate	4.7%	3.8%	3.2%
Expected life of option in years	5.3	4.3	4.6
Expected dividend yield	3.1%	3.1%	3.2%
Expected volatility	24.1%	26.3%	30.5%

The weighted average fair value of options granted was $12.91 per share, $12.57 per share, and $13.26 per share for the years ended Dec. 31, 2006, 2005, and 2004, respectively.

A summary of stock options outstanding and exercisable and activity for the year ended Dec. 31, 2006 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Intrinsic Value (in millions)
Outstanding, Jan. 1, 2006	11,738,018	59.91	4.8	$31
Granted	1,229,482	62.52
Exercised	(1,568,589)	55.73
Forfeited/Expired	(437,662)	65.82

Outstanding,Dec. 31, 2006	10,961,249	60.57	4.4	$62

Exercisable, Dec. 31, 2006	7,650,656	59.86	3.0	$49

At Dec. 31, 2006, there was $12 million of total unrecognized compensation cost related to outstanding stock options that have not yet vested. This cost is expected to be recognized as expense over a weighted average period of 1.4 years.

The following table presents stock option activity for the years ended Dec. 31, 2006, 2005 and 2004:

(Millions)	2006	2005	2004
Total intrinsic value of stock options exercised	$16	$42	$29
Cash received from stock option exercises	55	138	121
Income tax benefit from the exercise of stock options	6	16	10
Total fair value of stock options vested	4	11	7

Restricted Stock Units

Beginning in 2005, comparable long-term incentive value has been delivered to selected key management employees by reducing reliance on stock options and incorporating RSUs, which have either time or performance-based vesting features. The fair value of an RSU is equal to the market value of a share of stock on the date of

Notes to the Financial Statements—(Continued)

grant. Time-based RSUs vest over the three-year period following the date of grant, unless forfeited, and will be paid out in the form of stock, cash or a combination of both at the Company’s discretion at the end of the three-year vesting period. Performance-based RSUs vest based on achieving specific annual performance targets for earnings per share growth and cash flow return on capital over the three-year period following the date of grant. Unless forfeited, the performance-based RSUs will be paid out in the form of stock, cash or a combination of both at the end of the three-year vesting period if PPG meets the performance targets. The actual award for performance-based vesting may range from 0% to 150% of the original grant, as 50% of the grant vests in each year that targets are met during the three-year period. If the designated performance targets are not met in any of the three years in an award period, no payout will be made on the performance-based RSUs. Compensation cost is generally recognized over the vesting period of the award. However, the awards provide that an individual who retires from PPG automatically vests in any award that has been outstanding for more than 12 months. As such, compensation cost related to grants to participants who are eligible to retire as of the date of the grant is recognized over a period of 12 months, as this represents the effective vesting period. For the purposes of expense recognition, we have assumed that the performance-based RSUs granted in 2005 and 2006 will vest at the 100% level. The performance targets for 2005 and 2006 were achieved.

The following table summarizes RSU activity under the long-term incentive plan for the year ended Dec. 31, 2006:

	Number of Shares	Weighted Average Fair Value	Intrinsic Value (in millions)
Outstanding, Jan. 1, 2006	236,100	$65.91	$14
Granted	250,623	$54.23
Forfeited	(11,335)	$57.76

Outstanding, Dec. 31, 2006	475,388	$59.95	$31

There was $12 million of total unrecognized compensation cost related to nonvested RSUs outstanding as of Dec. 31, 2006. This cost is expected to be recognized as expense over a weighted average period of 1.6 years.

Contingent Share Grants

The Company also provides grants of contingent shares that will be earned based on PPG total shareholder return over the three-year period following the date of grant. Contingent share grants (“TSR”) are made annually and are paid out at the end of each three-year period if the company achieves target performance. Performance is measured by determining the percentile rank of the total shareholder return of PPG Common Stock (stock price plus accumulated dividends) in relation to the total shareholder return of the S&P 500 and of the Basic Materials sector of the S&P 500. Compensation expense is recognized over the three-year award period based on fair value, giving consideration to the Company’s percentile rank of total shareholder return in relation to the S&P 500 and Basic Materials sector. The payment of awards following the three-year award period will be based on performance achieved in accordance with the scale set forth in the plan agreement and may range from 0% to 220% of the initial grant. A payout of 100% is earned if the target performance is achieved. Contingent share awards earn dividend equivalents during the three-year award period, which are credited to participants in the form of Common Stock Equivalents. Any payments made at the end of the award period may be in the form of stock, cash or a combination of both. The TSR awards qualify as liability awards, and expense will be recognized over the award period based on the fair value of the awards as remeasured in each reporting period until settlement of the awards.

As of Dec. 31, 2006, there was $3 million of total unrecognized compensation cost related to outstanding TSR awards based on the current estimate of fair value. This cost is expected to be recognized as expense over a weighted average period of 1.8 years.

Notes to the Financial Statements—(Continued)

20. Advertising Costs

Advertising costs are expensed as incurred and totaled $121 million, $105 million and $91 million in 2006, 2005 and 2004, respectively.

21. Research and Development

(Millions)	2006	2005	2004
Research and development—total	$334	$325	$321
Less depreciation on research facilities	16	16	18

Research and development—net	$318	$309	$303

22. Quarterly Financial Information (unaudited)

	Net Sales (Millions)	Cost of Sales(1) (Millions)	Net Income (Millions)	Earnings Per Common Share	Earnings Per Common Share– Assuming Dilution
2006 quarter ended
March 31	$2,638	$1,691	$184	$1.11	$1.11
June 30	2,824	1,747	280	1.69	1.68
September 30	2,802	1,791	90.54		.54
December 31	2,773	1,807	157.95		.94

Total	$11,037	$7,036	$711	$4.29	$4.27

2005 quarter ended
March 31	$2,493	$1,558	$95	$.55	$.55
June 30	2,656	1,650	231	1.35	1.34
September 30	2,547	1,614	157.93		.92
December 31	2,505	1,651	113.68		.68

Total	$10,201	$6,473	$596	$3.51	$3.49

(1)	Exclusive of depreciation and amortization.

23. Reportable Business Segment Information

Segment Organization and Products

PPG is a multinational manufacturer with fourteen operating segments that are organized based on our major products lines. These operating segments are also our reporting units for purposes of testing goodwill for impairment (see Note 1). The operating segments have been aggregated based on the nature of their products, production processes, end-use markets and methods of distribution into five reportable business segments. In 2006, we have changed the composition of our reportable business segment information to reflect management’s current view of our organization and to provide further clarity in our reporting of business performance. The reportable business segment information presented for 2005 and 2004 has been restated to conform to the 2006 presentation.

The Industrial Coatings reportable business segment is comprised of the automotive, industrial and packaging coatings operating segments. This reportable business segment primarily supplies a variety of protective and decorative coatings and finishes along with adhesives, sealants, inks and metal pretreatment products.

Notes to the Financial Statements—(Continued)

The Performance and Applied Coatings reportable business segment is comprised of the refinish, aerospace and architectural coatings operating segments. This reportable business segment primarily supplies a variety of protective and decorative coatings, sealants and finishes along with paint strippers, transparent armor, transparencies, stains and related chemicals that are used by customers in addition to our coatings, sealants and finishes.

The Optical and Specialty Materials reportable business segment is comprised of the optical products, silica and fine chemicals operating segments. The primary Optical and Specialty Materials products are Transitions® lenses, sunlenses, optical materials, polarized film, amorphous precipitated silica products, advanced pharmaceutical intermediates and bulk active ingredients. Transitions® lenses are processed and distributed by PPG’s 51%-owned joint venture with Essilor International.

The Commodity Chemicals reportable business segment is comprised of the chlor-alkali and derivatives operating segment. The primary chlor-alkali and derivative products are chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, chlorinated benzenes, calcium hypochlorite, ethylene dichloride and phosgene derivatives.

The Glass reportable business segment is comprised of the automotive OEM glass, automotive replacement glass and services, performance glazings and fiber glass operating segments. This reportable business segment primarily supplies flat glass, fabricated glass and continuous-strand fiber glass products.

Production facilities and markets for Industrial Coatings, Performance and Applied Coatings, Optical and Specialty Materials, Commodity Chemicals and Glass are predominantly in North America and Europe. Our reportable business segments continue to pursue opportunities to further develop markets in Asia, Eastern Europe and Latin America. Each of the reportable business segments in which PPG is engaged is highly competitive. However, the diversification of product lines and worldwide markets served tends to minimize the impact on PPG’s total sales and earnings from changes in demand in a particular market or in a particular geographic area.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The Company allocates resources to operating segments and evaluates the performance of operating segments based upon segment income, which is earnings before interest expense—net, income taxes and minority interest and which may exclude certain charges which are considered to be unusual or non-recurring. Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs, and certain charges for legal and other matters which are considered to be unusual or non-recurring. These legacy costs are excluded from the segment income that is used to evaluate the performance of the operating segments. A substantial portion of corporate administrative expenses is allocated to the operating segments. The portion not allocated to the operating segments primarily represents the cost of corporate legal cases, net of related insurance recoveries, a business process redesign project in Europe and certain insurance and employee benefit programs and is included in the amount presented as Corporate loss. Net periodic pension expense is allocated to the operating segments.

For Optical and Specialty Materials, Commodity Chemicals and Glass, intersegment sales and transfers are recorded at selling prices that approximate market prices. Product movement between Industrial Coatings and Performance and Applied Coatings is very limited, is accounted for as an inventory transfer and is recorded at cost plus a mark-up, the impact of which is not significant to the segment income of the two coatings reportable business segments.

Notes to the Financial Statements—(Continued)

(Millions) Reportable Business Segments	Industrial Coatings	Performance and Applied Coatings	Optical and Specialty Materials(1)	Commodity Chemicals(2)	Glass	Corporate/ Eliminations(3)	Consolidated Totals
2006
Net sales to external customers	$3,236	$3,088	$1,001	$1,483	$2,229	$—	$11,037
Intersegment net sales	—	3	4	8	1	(16)	—

Total net sales	$3,236	$3,091	$1,005	$1,491	$2,230	$(16)	$11,037

Segment income (loss)	$349	$514	$223	$285	$148	$(92)	$1,427
Restructuring (see Note 7)							(37)
Legacy costs(4)							(199)
Asbestos settlement—net (see Note 14)							(28)
Interest—Net							(69)
Unallocated stock based compensation (See Note 19)(5)							(34)

Income before income taxes and minority interest							$1,060

Depreciation and amortization (see Note 1)	$87	$84	$40	$43	$105	$21	$380
Share of net earnings of equity affiliates	9	—	—	—	25	—	34
Segment assets(6)	2,216	3,297	661	609	1,577	1,707	10,067
Investment in equity affiliates	16	—	—	5	155	15	191
Expenditures for property	116	128	63	63	67	29	466

2005
Net sales to external customers	$2,921	$2,668	$867	$1,531	$2,214	$—	$10,201
Intersegment net sales	—	3	3	6	2	(14)	—

Total net sales	$2,921	$2,671	$870	$1,537	$2,216	$(14)	$10,201

Segment income (loss)	$284	$464	$158	$313	$123	$(54)	$1,288
Legacy costs(4)							(226)
Asbestos settlement—net (see Note 14)							(22)
Interest—Net							(68)
Unallocated stock based compensation (See Note 19)(5)							(25)

Income before income taxes and minority interest							$947

Depreciation and amortization (see Note 1)	$82	$76	$38	$44	$109	$23	$372
Share of net earnings (loss) of equity affiliates	9	—	—	(8)	13	—	14
Segment assets(6)	1,906	2,649	501	580	1,546	1,499	8,681
Investment in equity affiliates	38	1	—	6	117	15	177
Expenditures for property	52	51	32	32	94	19	280

2004
Net sales to external customers	$2,818	$2,478	$805	$1,229	$2,183	$—	$9,513
Intersegment net sales	—	1	2	14	3	(20)	—

Total net sales	$2,818	$2,479	$807	$1,243	$2,186	$(20)	$9,513

Segment income (loss)	$338	$451	$186	$113	$166	$(43)	$1,211
Legacy costs(4)							(17)
Asbestos settlement—net (see Note 14)							(32)
Interest—Net							(78)
Unallocated stock based compensation (See Note 19)(5)							(21)

Income before income taxes and minority interest							$1,063

Depreciation and amortization (see Note 1)	$80	$79	$37	$47	$120	$25	$388
Share of net earnings (loss) of equity affiliates	5	—	—	(6)	22	—	21
Segment assets(6)	1,920	2,687	517	611	1,554	1,643	8,932
Investment in equity affiliates	26	4	—	2	124	15	171
Expenditures for property	47	47	28	36	56	17	231

(continued on next page)

Notes to the Financial Statements—(Continued)

(continued)

(Millions)	2006	2005	2004
Geographic Information
Net sales(7)
The Americas
United States	$6,878	$6,562	$6,029
Other Americas	983	949	907
Europe	2,347	2,090	2,050
Asia	829	600	527

Total	$11,037	$10,201	$9,513

Segment income
The Americas
United States(8)	$1,077	$994	$858
Other Americas	72	38	69
Europe(9)	225	195	216
Asia	145	115	111

Total	$1,519	$1,342	$1,254

Property—net
The Americas
United States	$1,461	$1,449	$1,518
Other Americas	185	197	209
Europe	577	507	613
Asia	273	151	131

Total	$2,496	$2,304	$2,471

(1)	Optical and Specialty Materials 2005 segment income includes a pretax charge of $27 million related to the impairment of certain assets in the fine chemicals operating segment.
(2)	Commodity Chemicals segment income includes pretax earnings of $10 million from an insurance recovery in 2006 and pretax charges of $29 million due to direct costs of hurricanes in 2005.
(3)	Corporate intersegment net sales represent intersegment net sales eliminations. Corporate income (loss) represents unallocated corporate income and expenses. Corporate loss for 2006 increased as compared to 2005 in part due to higher compensation, medical, pension and legal costs and a reduction in the amount of insurance recoveries.
(4)	Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring. In 2006, these costs include environmental remediation costs at sites related to our former chromium manufacturing facility and related sites in Jersey City, NJ of $185 million, a charge for the settlement of the federal refinish antitrust case of $23 million, and insurance recoveries related to the Marvin litigation settlement of $33 million. In 2005, these costs included charges of $132 million for the Marvin litigation settlement, net of insurance recoveries, and $61 million for the settlement of the federal glass class action antitrust case.
(5)	Unallocated stock based compensation includes the cost of stock options, restricted stock units and contingent share grants which are not allocated to the operating segments.
(6)	Segment assets are the total assets used in the operation of each segment. Corporate assets are principally cash and cash equivalents and deferred tax assets.
(7)	Net sales to external customers are attributed to individual countries based upon the location of the operating unit shipping the product.
(8)	Includes pretax earnings of $11 million for insurance recoveries in 2006 and pretax charges of $34 million due to direct costs of hurricanes and $24 million related to the impairment of certain assets in the fine chemicals operating segment in 2005.
(9)	Includes pretax charges of $3 million related to the impairment of certain assets in the fine chemicals operating segment in 2005.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Income (Unaudited)

(Millions, except per share amounts)

	Three Months Ended March 31
	2007	2006
Net sales	$2,917	$2,638
Cost of sales, exclusive of depreciation and amortization	1,885	1,691
Selling, general and administrative	538	460
Depreciation	87	82
Research and development	84	75
Interest	22	20
Amortization (Note 8)	14	9
Asbestos settlement—net (Note 16)	9	9
Business restructuring (Note 6)	—	35
Other charges	24	23
Other earnings	(26)	(35)

Income before income taxes and minority interest	280	269
Income tax expense	68	66
Minority interest	18	19

Net income	$194	$184

Earnings per common share (Note 4)	$1.18	$1.11

Earnings per common share—assuming dilution (Note 4)	$1.17	$1.11

Dividends per common share	$0.50	$0.47

The accompanying notes to the condensed consolidated financial statements are an integral part of this consolidated statement.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet (Unaudited)

	(Restated, Note 1) March 31 2007	Dec. 31 2006
	(Millions)
Assets
Current assets:
Cash and cash equivalents	$182	$455
Receivables-net	2,434	2,168
Inventories (Note 7)	1,459	1,390
Other	654	579

Total current assets	4,729	4,592
Property (less accumulated depreciation of $5,933 million and $5,848 million)	2,512	2,496
Investments	356	352
Goodwill (Note 8)	1,447	1,396
Identifiable intangible assets (Note 8)	645	586
Other assets	702	645

Total	$10,391	$10,067

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt and current portion of long-term debt	$306	$140
Asbestos settlement (Note 16)	565	557
Accounts payable and accrued liabilities	2,078	2,090

Total current liabilities	2,949	2,787

Long-term debt	1,158	1,155
Asbestos settlement (Note 16)	338	332
Deferred income taxes	144	136
Other postretirement benefits	1,039	1,028
Other liabilities	1,116	1,201

Total liabilities	6,744	6,639

Commitments and contingent liabilities (Note 16)
Minority interest	165	148

Shareholders’ equity:
Common stock	484	484
Additional paid-in capital	442	408
Retained earnings (Note 2)	7,576	7,453
Treasury stock	(4,127)	(4,101)
Unearned compensation	(16)	(25)
Accumulated other comprehensive loss (Note 11)	(877)	(939)

Total shareholders’ equity	3,482	3,280

Total	$10,391	$10,067

The accompanying notes to the condensed consolidated financial statements are an integral part of this consolidated statement.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended March 31
	2007	2006
	(Millions)
Cash (used for) from operating activities	$(98)	$35

Investing activities:
Purchases of short-term investments	—	(101)
Proceeds from sales of short-term investments	—	101
Deposits held in escrow	(25)	—
Release of deposits held in escrow	—	67
Capital spending
Additions to property and long-term investments	(94)	(79)
Business acquisitions, net of cash balances acquired	(148)	(17)
Reductions of other property and investments	7	22

Cash used for investing activities	(260)	(7)

Financing activities:
Net change in borrowings with maturities of three months or less	183	(17)
Proceeds from other short-term debt	31	41
Repayment of other short-term debt	(41)	(33)
Repayment of long-term debt	(10)	(8)
Repayment of loans by employee stock ownership plan	9	5
Purchase of treasury stock	(56)	—
Issuance of treasury stock	50	8
Dividends paid	(82)	(78)

Cash from (used for) financing activities	84	(82)

Effect of currency exchange rate changes on cash and cash equivalents	1	4

Net decrease in cash and cash equivalents	(273)	(50)
Cash and cash equivalents, beginning of period	455	466

Cash and cash equivalents, end of period	$182	$416

The accompanying notes to the condensed consolidated financial statements are an integral part of this consolidated statement.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Financial Statements

The condensed consolidated financial statements included herein are unaudited. In the opinion of management, these statements include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial position of PPG Industries, Inc. and subsidiaries (the “Company” or “PPG”) as of March 31, 2007, and the results of their operations and their cash flows for the three months ended March 31, 2007 and 2006. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes included in PPG’s Annual Report on Form 10-K for the year ended December 31, 2006.

Certain amounts in the 2006 financial statements have been reclassified to be consistent with the 2007 presentation, including the information presented for our reportable business segments. These reclassifications had no impact on our previously reported net income, total assets, cash flows or shareholders’ equity.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Under this standard, a company must recognize a net liability or asset to report the funded status of its defined benefit pension and other postretirement benefit plans on its balance sheet as well as recognize changes in that funded status in the year in which the changes occur, through charges or credits to comprehensive income. PPG included the portion of the transition adjustment related to previously unrecognized accumulated actuarial gains related to the impact of the federal subsidy provided under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 on the accumulated projected benefit obligation for other postretirement benefits in calculating the deferred tax impact on the transition adjustment. However, no deferred taxes should have been recorded related to this portion of the transition adjustment as the federal subsidy is non-taxable. Due to this error, the balance of accumulated other comprehensive loss at March 31, 2007 was overstated by $46 million and the net deferred tax asset balance was understated by the same amount. The accompanying condensed consolidated balance sheet as of March 31, 2007 has been restated to increase other assets and to reduce accumulated other comprehensive loss by $46 million, as follows:

	As previously reported	As restated
Other assets	$656	$702
Accumulated other comprehensive loss	$(923)	$(877)

The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year.

2. Newly Adopted Accounting Standards

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” as of January 1, 2007. As a result of the implementation of Interpretation 48, the Company reduced its liability for unrecognized tax benefits by $11 million, which was recorded as a direct increase in retained earnings. See Note 9, “Income Taxes” for additional information.

3. Other New Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard only applies when other standards require or permit the fair value measurement of assets and liabilities. It does not increase the use of fair value measurement. SFAS

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

No. 157 is effective for fiscal years beginning after Nov. 15, 2007. The Company is currently evaluating the impact of adopting this Statement; however, the adoption is not expected to have an effect on PPG’s consolidated results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting this Statement; however, the adoption is not expected to have an effect on PPG’s consolidated results of operations or financial position.

4. Earnings Per Common Share

The following table presents the earnings per common share calculations for the three months ended March 31, 2007 and 2006.

	Three Months Ended March 31
	2007	2006
(Millions, except per share amounts)
Earnings per common share
Net income	$194	$184
Weighted average common shares outstanding	164.6	165.4

Earnings per common share	$1.18	$1.11

Earnings per common share—assuming dilution
Net income	$194	$184

Weighted average common shares outstanding	164.6	165.4
Effect of dilutive securities:
Stock options	0.8	0.4
Other stock compensation plans	0.5	0.7

Potentially dilutive common shares	1.3	1.1

Adjusted weighted average common shares outstanding	165.9	166.5

Earnings per common share—assuming dilution	$1.17	$1.11

There were 4.2 million and 5.1 million outstanding stock options for the three months ended March 31, 2007 and 2006, respectively, that were excluded from the computation of diluted earnings per share due to their anitdilutive effect.

5. Acquisitions

During the first quarter of 2007, the Company spent $148 million on acquisitions, including purchase price adjustments related to 2006 acquisitions. In January, the Company acquired the architectural and industrial coatings businesses of Renner Sayerlack, S.A., Gravatai, Brazil, to expand its coatings businesses in Latin America. The acquired business operates manufacturing plants in Brazil, Chile, and Uruguay and each plant also serves as a distribution center. The preliminary purchase price allocation resulted in an excess of purchase price over the fair value of net assets acquired, which has been reflected as an addition to goodwill.

In the first quarter 2006, the Company made several acquisitions at a cost totaling $17 million, the largest of which was the acquisition of certain assets of Independent Glass Distributors, a wholesale distributor of

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

automotive replacement glass and related products based in Cedar Rapids, Iowa. The preliminary purchase price allocation resulted in an excess of purchase price over the fair value of net assets acquired, which was reflected as an addition to goodwill.

During the first quarter of 2007, purchase price allocation adjustments were made related to several 2006 acquisitions, as the Company refined the estimates of the fair value of the assets acquired and liabilities assumed. Further adjustments to the purchase price allocations for both 2006 and 2007 acquisitions are expected as the Company finalizes estimates related to acquired assets and liabilities, which adjustments are expected to be completed within twelve months of the dates of acquisition.

6. Business Restructuring

During the first quarter of 2006, the Company finalized plans for certain actions to reduce its workforce and consolidate facilities and recorded a charge of $35 million for restructuring and other related activities, including severance costs of $33 million and loss on asset impairment of $2 million. In the second quarter of 2006, the remaining approvals were received related to additional severance actions and a cost of $4 million was accrued. These restructuring actions were substantially completed by the end of the first quarter of 2007. In addition, $5 million of the cost accrued in the first quarter of 2006 was reversed later that year as a result of actions not being taken or completed at a cost that was less than the estimated amount accrued. In the fourth quarter of 2006, the Company undertook further restructuring actions, which resulted in an additional charge of $3 million for severance costs. It is expected that these restructuring actions will be substantially completed by the end of the second quarter of 2007.

The following table summarizes the activity related to these restructuring charges through March 31, 2007.

	Severance Costs	Asset Impairments	Total Charge	Employees Covered
	(Millions, except no. of employees)
Industrial Coatings	$28	$1	$29	353
Performance and Applied Coatings	7	1	8	193
Optical and Specialty Materials	1	—	1	33
Glass	4	—	4	190
Reversal	(5)	—	(5)	(112)

Total	$35	$2	$37	657
Activity	(32)	(2)	(34)	(610)

Balance	$3	$0	$3	47

7. Inventories

Inventories as of March 31, 2007 and December 31, 2006 are detailed below.

	March 31 2007	Dec. 31 2006
	(Millions)
Finished products	$887	$850
Work in process	139	129
Raw materials	293	273
Supplies	140	138

Total	$1,459	$1,390

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Most domestic and certain foreign inventories are valued using the last-in, first-out method. If the first-in, first-out method of inventory valuation had been used, inventories would have been $242 million and $249 million higher as of March 31, 2007 and December 31, 2006, respectively.

8. Goodwill and Other Identifiable Intangible Assets

The change in the carrying amount of goodwill attributable to each business segment for the three months ended March 31, 2007 was as follows:

	Industrial Coatings	Performance and Applied Coatings	Optical and Specialty Materials	Glass	Total
	(Millions)
Balance, December 31, 2006	$285	$943	$84	$84	$1,396
Goodwill from acquisitions	2	37	(1)	—	38
Currency translation	2	11	—	—	13

Balance, March 31, 2007	$289	$991	$83	$84	$1,447

The carrying amount of acquired trademarks with indefinite lives as of March 31, 2007 and December 31, 2006 totaled $144 million.

The Company’s identifiable intangible assets with finite lives are being amortized over their estimated useful lives and are detailed below.

	March 31, 2007			December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(Millions)
Acquired technology	$459	$(178)	$281	$400	$(164)	$236
Other	341	(121)	220	335	(129)	206

Balance	$800	$(299)	$501	$735	$(293)	$442

Aggregate amortization expense for the three months ended March 31, 2007 and 2006 related to these identifiable intangible assets, was $14 million and $9 million, respectively. As of March 31, 2007, estimated future amortization expense of identifiable intangible assets is as follows: $43 million for the remaining three quarters of 2007 and $53 million, $52 million, $50 million, $41 million and $38 million in 2008, 2009, 2010, 2011 and 2012, respectively.

9. Income Taxes

The Company files federal, state, and local income tax returns in numerous domestic and foreign jurisdictions. In most tax jurisdictions, returns are subject to examination by the relevant tax authorities for a number of years after the returns have been filed. The Company is no longer subject to examinations by tax authorities in any major tax jurisdiction for years before 2001. Additionally, the Internal Revenue Service (“IRS”) has completed its examination of the Company’s U.S. federal income tax returns filed for years through 2003. The IRS has commenced an examination of the Company’s 2004 and 2005 federal income tax returns, which we currently believe will be completed in 2008.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

The activity in the accrued liability for unrecognized tax benefits for the quarter ended March 31, 2007 was as follows:

(Millions)
Balance at December 31, 2006	$87
Impact of adopting FASB Interpretation No. 48 (see Note 2)	(11)
Additions based on tax positions related to the current year	3
Interest and penalties	1
Currency	1

Balance at March 31, 2007	$81

While it is expected that the amount of unrecognized tax benefits will change in the next twelve months, PPG does not expect this change to have a significant impact on the results of operations or financial position of the Company.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company had approximately $7 million and $6 million accrued for the estimated interest and penalties on unrecognized tax benefits at March 31, 2007 and December 31, 2006, respectively.

10. Pensions and Other Postretirement Benefits

The net periodic benefit costs for the three months ended March 31, 2007 and 2006 were as follows:

	Pensions		Other Postretirement Benefits
	Three Months Ended		Three Months Ended
	2007	2006	2007	2006
	(Millions)
Service cost	$19	$19	$7	$7
Interest cost	52	50	16	16
Expected return on plan assets	(65)	(58)	—	—
Amortization of prior service cost	3	4	(3)	(4)
Amortization of actuarial losses	20	26	8	9

Net periodic benefit cost	$29	$41	$28	$28

The net periodic costs for other postretirement benefits in the table above include the benefit of the subsidy under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 for all periods presented.

On Aug. 17, 2006, the Pension Protection Act of 2006 (“PPA”) was signed into law, changing the funding requirements for our U.S. defined benefit pension plans beginning in 2008. Under current funding requirements, PPG does not have to make a mandatory contribution to our U.S. plans in 2007. We are currently evaluating the impact that PPA will have on our funding requirements for 2008 and beyond.

In the first quarter of 2007, we made a $100 million voluntary contribution to our U.S. plans and we may make additional voluntary contributions to these plans in 2007. We expect to make mandatory contributions to our non-U.S. plans in 2007 of approximately $37 million, of which approximately $5 million was contributed as of March 31, 2007.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

11. Comprehensive Income

Total comprehensive income for the three months ended March 31, 2007 and 2006 was as follows:

	Three Months Ended March 31
	2007	2006
	(Millions)
Net income	$194	$184
Other comprehensive income, net of tax:
Unrealized currency translation adjustment	43	31
Unrealized gains on marketable securities	—	2
Net change—derivatives (Note 12)	19	—

	62	33

Total comprehensive income	$256	$217

12. Derivative Financial Instruments and Hedge Activities

PPG’s policies do not permit speculative use of derivative financial instruments. PPG uses derivative instruments to manage its exposure to fluctuating natural gas prices through the use of natural gas swap contracts. PPG also uses forward currency and option contracts as hedges against its exposure to variability in exchange rates on short-term intercompany borrowings and cash flows denominated in foreign currencies and to translation risk. PPG uses foreign denominated debt to hedge investments in foreign operations. Interest rate swaps are used to manage the Company’s exposure to changing interest rates. We also use an equity forward arrangement to hedge a portion of our exposure to changes in the fair value of PPG stock that is to be contributed to the asbestos settlement trust as discussed in Note 16, “Commitments and Contingent Liabilities.”

During the first quarter of 2007, other comprehensive income included a net gain due to derivatives of $19 million, net of tax. This gain was comprised of realized losses of $4 million and unrealized gains of $15 million. The realized losses related to the settlement during the period of natural gas contracts, partially offset by realized gains on foreign currency contracts. The unrealized gains related primarily to the change in fair value of the natural gas contracts. These unrealized gains were partially offset by unrealized losses on foreign currency contracts.

During the first quarter of 2006, other comprehensive income included a net loss due to derivatives of less than $1 million, net of tax. This loss was comprised of realized losses of $10 million and unrealized losses of $10 million. The realized losses related to the settlement during the period of natural gas and foreign currency contracts. The unrealized losses related primarily to the change in fair value of the natural gas contracts. These unrealized losses were partially offset by unrealized gains on foreign currency contracts and interest rate swaps owned by one of the Company’s investees accounted for under the equity method of accounting.

In November 2002, PPG entered into a one-year renewable equity forward arrangement with a bank in order to partially mitigate the impact of changes in the fair value of PPG stock that is to be contributed to the asbestos settlement trust as discussed in Note 16. This instrument, which has been renewed, is recorded at fair value as an asset or liability and changes in the fair value of this instrument are reflected in “Asbestos settlement—net” in the condensed consolidated statement of income. The fair value of this instrument as of March 31, 2007 and December 31, 2006 was a current asset of $19 million and $14 million, respectively. For the three months ended March 31, 2007 and 2006, PPG recorded income of $5 million for the change in fair value of this instrument.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

13. Cash Flow Information

Cash payments for interest were $16 million and $14 million for the three months ended March 31, 2007 and 2006, respectively. Net cash payments for income taxes for the three months ended March 31, 2007 and 2006 were $51 million and $14 million, respectively.

14. Reportable Segment Information

PPG is a multinational manufacturer with fourteen operating segments that are organized based on our major products lines. These operating segments are also our reporting units for purposes of testing goodwill for impairment. The operating segments have been aggregated based on the nature of their products, production processes, end-use markets and methods of distribution into five reportable segments. In the fourth quarter of 2006, we changed the composition of our reportable segment information to reflect management’s current view of our organization and to provide further clarity in our reporting of business performance. The reportable segment information presented for the three months ended March 31, 2006 has been restated to conform to the 2007 presentation.

The Industrial Coatings reportable segment is comprised of the automotive, industrial and packaging coatings operating segments. This reportable segment primarily supplies a variety of protective and decorative coatings and finishes along with adhesives, sealants, inks and metal pretreatment products.

The Performance and Applied Coatings reportable segment is comprised of the refinish, aerospace and architectural coatings operating segments. This reportable segment primarily supplies a variety of protective and decorative coatings, sealants and finishes along with paint strippers, transparent armor, transparencies, stains and related chemicals that are used by customers in addition to our coatings, sealants and finishes.

The Optical and Specialty Materials reportable segment is comprised of the optical products, silica and fine chemicals operating segments. The primary Optical and Specialty Materials products are Transitions® lenses, sunlenses, optical materials, polarized film, amorphous precipitated silica products, advanced pharmaceutical intermediates and bulk active ingredients. Transitions® lenses are processed and distributed by PPG’s 51%-owned joint venture with Essilor International.

The Commodity Chemicals reportable segment is comprised of the chlor-alkali and derivatives operating segment. The primary chlor-alkali and derivative products are chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, chlorinated benzenes, calcium hypochlorite, ethylene dichloride and phosgene derivatives.

The Glass reportable segment is comprised of the automotive OEM glass, automotive replacement glass and services, performance glazings and fiber glass operating segments. This reportable segment primarily supplies flat glass, fabricated glass and continuous-strand fiber glass products.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Reportable segment net sales and segment income for the three months ended March 31, 2007 and 2006 were as follows:

	Three Months Ended March 31,
	2007	2006
	(Millions)
Net sales:
Industrial Coatings	$869	$768
Performance and Applied Coatings	855	678
Optical and Specialty Materials	280	232
Commodity Chemicals	371	401
Glass	542	559

Total(a)	$2,917	$2,638

Segment income:
Industrial Coatings	$95	$91
Performance and Applied Coatings	121	105
Optical and Specialty Materials	67	56
Commodity Chemicals	44	87
Glass	20	35

Total	347	374
Legacy costs(b)	(5)	(12)
Asbestos settlement—net	(9)	(9)
Interest—net	(19)	(17)
Restructuring	—	(35)
Unallocated stock based compensation(Note 15)	(9)	(8)
Other unallocated corporate expense—net	(25)	(24)

Income before income taxes and minority interest	$280	$269

(a)	Intersegment net sales for the three months ended March 31, 2007 and 2006 were not material.

(b)	Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs, and certain charges which are considered to be unusual or non-recurring.

15. Stock-Based Compensation

The Company’s stock-based compensation includes stock options, restricted stock units (“RSUs”) and annual grants of contingent shares that are earned based on achieving targeted levels of total shareholder return. On April 20, 2006, the PPG Industries, Inc. Omnibus Incentive Plan (“PPG Omnibus Plan”) was approved by shareholders of the Company. The PPG Omnibus Plan consolidated into one plan several of the Company’s previously existing compensatory plans providing for equity-based and cash incentive awards to certain of the Company’s employees and directors. After April 20, 2006, all grants of stock options, RSUs and contingent shares are made under the PPG Omnibus Plan. The provisions of the PPG Omnibus Plan do not modify the terms of awards that were granted under the Company’s previously existing compensatory plans. Shares available for future grants under the PPG Omnibus Plan were 8,718,717 as of March 31, 2007.

Total stock-based compensation cost was $9 million and $8 million for the three months ended March 31, 2007 and 2006, respectively. The total income tax benefit recognized in the income statement related to the stock-based compensation was $3 million for the three months ended March 31, 2007 and 2006.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Stock Options

PPG has outstanding stock option awards that have been granted under three stock option plans, the PPG Industries, Inc. Stock Plan (“PPG Stock Plan”), the PPG Industries, Inc. Challenge 2000 Stock Plan (“PPG Challenge 2000 Stock Plan”), and the PPG Omnibus Plan. Under the PPG Omnibus Plan and the PPG Stock Plan, certain employees of the Company have been granted options to purchase shares of common stock at prices equal to the fair market value of the shares on the date the options were granted. The options are generally exercisable beginning from six to 48 months after being granted and have a maximum term of 10 years. Upon exercise of a stock option, shares of Company stock are issued from treasury stock. The PPG Stock Plan includes a restored option provision for options granted prior to January 1, 2003 that allows an optionee to exercise options and satisfy the option price by certifying ownership of mature shares of PPG common stock with equivalent market value.

On July 1, 1998, under the PPG Challenge 2000 Stock Plan, the Company granted to substantially all active employees of the Company and its majority owned subsidiaries the option to purchase 100 shares of common stock at its then fair market value of $70 per share. The options became exercisable on July 1, 2003 and expire on June 30, 2008.

On February 14, 2007, PPG granted 790,900 stock options from the PPG Omnibus Plan, at a weighted average exercise price of $68.70 per share. The weighted average fair value of options granted was $15.87 per share.

The fair value of stock options granted to employees is measured on the date of grant and is recognized as expense over the requisite service period. PPG estimates the fair value of stock options using the Black-Scholes option pricing model. The risk-free interest rate is determined by using the U.S. Treasury yield curve at the date of the grant and using a maturity equal to the expected life of the option. The expected life of options is calculated using the average of the vesting term and the maximum term, as prescribed by SEC Staff Accounting Bulletin No. 107, “Share-Based Payment”. The expected dividend yield and volatility are based on historical stock prices and dividend amounts over past time periods equal in length to the expected life of the options.

The fair value of the February 14, 2007 grant was calculated with the following weighted average assumptions:

Risk free interest rate	4.7%
Expected life of option in years	6.5
Expected dividend yield	3.1%
Expected volatility	25.9%

Restricted Stock Units

Long-term incentive value is delivered to selected key management employees by granting RSUs, which have either time or performance-based vesting features. The fair value of an RSU is equal to the market value of a share of stock on the date of grant. Time-based RSUs vest over the three-year period following the date of grant, unless forfeited, and will be paid out in the form of stock, cash or a combination of both at the Company’s discretion at the end of the three-year vesting period. Performance-based RSUs vest based on achieving specific annual performance targets for earnings per share growth and cash flow return on capital over the three-year period following the date of grant. Unless forfeited, the performance-based RSUs will be paid out in the form of stock, cash or a combination of both at the end of the three-year vesting period if PPG meets the performance targets. The actual award for performance-based vesting may range from 0% to 150% of the original grant, as

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

50% of the grant vests in each year that targets are met during the three-year period. If the designated performance targets are not met in any of the three years in an award period, no payout will be made on the performance-based RSUs. For the purposes of expense recognition, we have assumed that the performance-based RSUs granted will vest at the 100% level. The performance targets for 2005 and 2006 were achieved.

On February 14, 2007, PPG granted 259,135 RSUs at a weighted average fair value of $63.09 per share.

Contingent Share Grants

The Company also provides grants of contingent shares that will be earned based on PPG total shareholder return over the three-year term following the date of grant. Contingent share grants (“TSR”) are made annually and are paid out at the end of each three-year period based on the Company’s performance. Performance is measured by determining the percentile rank of the total shareholder return of PPG Common Stock (stock price plus accumulated dividends) in relation to the total shareholder return of the S&P 500 and of the Basic Materials sector of the S&P 500. Compensation expense is recognized over the three-year award period based on fair value, giving consideration to the Company’s percentile rank of total shareholder return. The payment of awards following the three-year award period will be based in accordance with the scale set forth in the plan agreement and may range from 0% to 220% of the initial grant. A payout of 100% is earned if the target performance is achieved. Contingent share awards earn dividend equivalents during the three-year award period, which are credited to participants in the form of Common Stock Equivalents. Any payments made at the end of the award period may be in the form of stock, cash or a combination of both. The TSR awards qualify as liability awards, and expense will be recognized over the award period based on the fair value of the awards as remeasured in each reporting period until settlement of the awards.

16. Commitments and Contingent Liabilities

PPG is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which substantial monetary damages are sought. These lawsuits and claims, the most significant of which are described below, relate to contract, patent, environmental, product liability, antitrust and other matters arising out of the conduct of PPG’s business. To the extent that these lawsuits and claims involve personal injury and property damage, PPG believes it has adequate insurance; however, certain of PPG’s insurers are contesting coverage with respect to some of these claims, and other insurers, as they had prior to the asbestos settlement described below, may contest coverage with respect to some of the asbestos claims if the settlement is not implemented. PPG’s lawsuits and claims against others include claims against insurers and other third parties with respect to actual and contingent losses related to environmental, asbestos and other matters.

The result of any future litigation of such lawsuits and claims is inherently unpredictable. However, management believes that, in the aggregate, the outcome of all lawsuits and claims involving PPG, including asbestos-related claims in the event the settlement described below does not become effective, will not have a material effect on PPG’s consolidated financial position or liquidity; however, such outcome may be material to the results of operations of any particular period in which costs, if any, are recognized.

The Company has been named as a defendant, along with various other co-defendants, in a number of antitrust lawsuits filed in federal and state courts. These suits allege that PPG acted with competitors to fix prices and allocate markets in the flat glass and automotive refinish industries. The plaintiffs in these cases are seeking economic and, in certain cases, treble damages and injunctive relief. As described below, we have either settled or agreed to settle the most significant of these cases.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Twenty-nine glass antitrust cases were filed in federal courts, all of which were consolidated as a class action in the U.S. District Court for the Western District of Pennsylvania located in Pittsburgh, Pa. All of the other defendants in the glass class action antitrust case settled with the plaintiffs and were dismissed from the case. On May 29, 2003, the Court granted PPG’s motion for summary judgment dismissing the claims against PPG in the glass class action antitrust case. The plaintiffs in that case appealed that order to the U.S. Third Circuit Court of Appeals. On Sept. 30, 2004, the U.S. Third Circuit Court of Appeals affirmed in part and reversed in part the dismissal of PPG and remanded the case for further proceedings. PPG petitioned the U.S. Supreme Court for permission to appeal the decision of the U.S. Third Circuit Court of Appeals, however, the U.S. Supreme Court rejected PPG’s petition for review.

On Oct. 19, 2005, PPG entered into a settlement agreement to settle the federal glass class action antitrust case in order to avoid the ongoing expense of this protracted case, as well as the risks and uncertainties associated with complex litigation involving jury trials. Pursuant to the settlement agreement, PPG agreed to pay $60 million and to bear up to $500,000 in settlement administration costs. The U.S. District Court entered an order on Feb. 7, 2006, approving the settlement. This order is no longer appealable. As a result of the settlement, PPG also paid $900,000 pursuant to a pre-existing contractual obligation to a plaintiff that did not participate in the federal glass class action antitrust case. Separately, on Nov. 8, 2006, PPG entered into a class-wide settlement agreement to resolve all claims of indirect purchasers of flat glass in California. PPG agreed to make a payment of $2.5 million, inclusive of attorneys’ fees and costs. On Jan. 30, 2007, the Court granted preliminary approval of the settlement. The Court has also approved the form of notice to the settlement class and has scheduled a hearing on final approval of the settlement for July 10, 2007. Independent state court cases remain pending in Tennessee involving claims that are not included in the settlement of the federal and California glass class action antitrust cases. Notwithstanding that PPG has agreed to settle the federal and California glass class action antitrust cases, and is considering settlement of the Tennessee cases, PPG continues to believe that there was no wrongdoing on the part of the Company and also believes that PPG has meritorious defenses to the independent state court cases.

Approximately 60 cases alleging antitrust violations in the automotive refinish industry have been filed in various state and federal jurisdictions. The approximately 55 federal cases have been consolidated as a class action in the U.S. District Court for the Eastern District of Pennsylvania located in Philadelphia, Pa. Certain of the defendants in the federal automotive refinish case have settled. The automotive refinish cases in state courts have either been stayed pending resolution of the federal proceedings or have been dismissed. Neither PPG’s investigation conducted through its counsel of the allegations in these cases nor the discovery conducted in the case has identified a basis for the plaintiffs’ allegations that PPG participated in a price-fixing conspiracy in the U.S. automotive refinish industry. PPG’s management continues to believe that there was no wrongdoing on the part of the Company and that it has meritorious defenses in the federal automotive refinish case. Nonetheless, it remained uncertain whether the federal court ultimately would dismiss PPG, or whether the case would go to trial. On Sept. 14, 2006, PPG agreed to settle the federal class action for $23 million to avoid the ongoing expense of this protracted case, as well as the risks and uncertainties associated with complex litigation involving jury trials. PPG recorded a charge for $23 million in the third quarter of 2006. Although a formal settlement agreement has been executed and the $23 million was paid into escrow on Jan. 3, 2007, necessary court proceedings will follow before the settlement is final and non-appealable.

There are class action lawsuits in six states that mimic the federal class action but were filed pursuant to state statutes on behalf of indirect purchasers of automotive refinish products. The plaintiffs in these cases have not yet specified an amount of alleged damages. The cases are in state courts in California, Maine, Massachusetts, Tennessee and Vermont, and a federal court in New York City. PPG believes that there was no wrongdoing on its part, and believes it has meritorious defenses to the independent state court cases.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

Notwithstanding the foregoing, PPG agreed to settle the California state court cases and it is considering potential settlement of the remaining state court cases. Necessary court proceedings will follow before the settlement of the California states court cases becomes final and non-appealable.

Beginning in April 1994, the Company was a defendant in a suit filed by Marvin Windows and Doors (“Marvin”) alleging numerous claims, including breach of warranty. All of the plaintiff’s claims, other than breach of warranty, were dismissed. However, on Feb. 14, 2002, a federal jury awarded Marvin $136 million on the remaining claim. Subsequently, the court added $20 million for interest bringing the total judgment to $156 million. PPG appealed that judgment and the appeals court heard the parties’ arguments on June 9, 2003. On March 23, 2005, the appeals court ruled against PPG. Subsequent to the ruling by the court, PPG and Marvin agreed to settle this matter for $150 million and PPG recorded a charge for that amount in the first quarter of 2005. PPG paid the settlement on Apr. 28, 2005. PPG subsequently received $51 million in insurance recoveries related to this settlement; of which $5 million was received in the first quarter of 2006 and is included in “Other charges” in the accompanying statement of income for the three months ended March 31, 2006.

For over thirty years, PPG has been a defendant in lawsuits involving claims alleging personal injury from exposure to asbestos. As of March 31, 2007, PPG was one of many defendants in numerous asbestos-related lawsuits involving approximately 114,000 open claims served on PPG. Most of PPG’s potential exposure relates to allegations by plaintiffs that PPG should be liable for injuries involving asbestos-containing thermal insulation products manufactured and distributed by Pittsburgh Corning Corporation (“PC”). PPG and Corning Incorporated are each 50% shareholders of PC. PPG has denied responsibility for, and has defended, all claims for any injuries caused by PC products.

On Apr. 16, 2000, PC filed for Chapter 11 Bankruptcy in the U.S. Bankruptcy Court for the Western District of Pennsylvania located in Pittsburgh, Pa. Accordingly, in the first quarter of 2000, PPG recorded an after-tax charge of $35 million for the write-off of all of its investment in PC. As a consequence of the bankruptcy filing and various motions and orders in that proceeding, the asbestos litigation against PPG (as well as against PC) has been stayed and the filing of additional asbestos suits against them has been enjoined, until thirty days after the effective date of a confirmed plan of reorganization for PC substantially in accordance with the settlement arrangement among PPG and several other parties discussed below. The stay may be terminated if the Bankruptcy Court determines that such a plan will not be confirmed, or the settlement arrangement set forth below is not likely to be consummated.

On May 14, 2002, PPG announced that it had agreed with several other parties, including certain of its insurance carriers, the official committee representing asbestos claimants in the PC bankruptcy, and the legal representatives of future asbestos claimants appointed in the PC bankruptcy, on the terms of a settlement arrangement relating to asbestos claims against PPG and PC (the “PPG Settlement Arrangement”).

On March 28, 2003, Corning Incorporated announced that it had separately reached its own arrangement with the representatives of asbestos claimants for the settlement of certain asbestos claims that might arise from PC products or operations (the “Corning Settlement Arrangement”).

The terms of the PPG Settlement Arrangement and the Corning Settlement Arrangement have been incorporated into a bankruptcy reorganization plan for PC along with a disclosure statement describing the plan, which PC filed with the Bankruptcy Court on Apr. 30, 2003. Amendments to the plan and disclosure statement were filed on Aug. 18 and Nov. 20, 2003. Creditors and other parties with an interest in the bankruptcy proceeding were entitled to file objections to the disclosure statement and the plan of reorganization, and a few parties filed objections. On Nov. 26, 2003, after considering objections to the second amended disclosure statement and plan of reorganization, the Bankruptcy Court entered an order approving such disclosure statement

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

and directing that it be sent to creditors, including asbestos claimants, for voting. The Bankruptcy Court established March 2, 2004 as the deadline for receipt of votes. In order to approve the plan, at least two thirds in amount and more than one-half in number of the allowed creditors in a given class must vote in favor of the plan, and for a plan to contain a channeling injunction for present and future asbestos claims under §524(g) of the Bankruptcy Code, as described below, seventy-five percent of the asbestos claimants voting must vote in favor of the plan. On March 16, 2004, notice was received that the plan of reorganization received the required votes to approve the plan with a channeling injunction. From May 3-7, 2004, the Bankruptcy Court judge conducted a hearing regarding the fairness of the settlement, including whether the plan would be fair with respect to present and future claimants, whether such claimants would be treated in substantially the same manner, and whether the protection provided to PPG and its participating insurers would be fair in view of the assets they would convey to the asbestos settlement trust (the “Trust”) to be established as part of the plan. At that hearing, creditors and other parties in interest raised objections to the PC plan of reorganization. Following that hearing, the Bankruptcy Court set deadlines for the parties to develop agreed-upon and contested Findings of Fact and Conclusions of Law and scheduled oral argument for contested items.

The Bankruptcy Court heard oral arguments on the contested items on Nov. 17-18, 2004. At the conclusion of the hearing, the Bankruptcy Court agreed to consider certain post-hearing written submissions. In a further development, on Feb. 2, 2005, the Bankruptcy Court established a briefing schedule to address whether certain aspects of a decision of the U.S. Third Circuit Court of Appeals in an unrelated case have any applicability to the PC plan of reorganization. Oral arguments on the briefs were held on March 16, 2005. During an omnibus hearing on Feb. 28, 2006, the Bankruptcy Judge stated that she was prepared to rule on the PC plan of reorganization in the near future, provided certain amendments were made to the plan. Those amendments were filed, as directed, on March 17, 2006. After further conferences and supplemental briefings, the Court held final oral arguments on July 21, 2006 during an omnibus hearing. On December 21, 2006, the Bankruptcy Court issued a ruling denying confirmation of the second amended PC plan of reorganization. Several parties in interest, including PPG, filed motions for reconsideration and/or to alter or amend the December 21, 2006 ruling. Final written submissions were filed on Jan. 26, 2007. Oral argument on the motions was held on March 5, 2007. Upon reconsideration, the Bankruptcy Court may adhere to its December 21, 2006 decision, may alter that decision and confirm the plan or may amend the decision in a manner that may provide further guidance on how the plan could be modified and become confirmable in the Bankruptcy Court’s view.

If the Bankruptcy Court reconsiders its decision and determines that the second amended plan is confirmable, or if the Bankruptcy Court’s ruling is reversed on appeal and the case remanded, the Bankruptcy Court may enter a confirmation order. That order may be appealed to or otherwise reviewed by the U.S. District Court for the Western District of Pennsylvania, located in Pittsburgh, Pa. Assuming that the District Court approves a confirmation order following any such appeal, interested parties could further appeal the District Court’s order to the U.S. Third Circuit Court of Appeals and subsequently seek review of any decision of the Third Circuit Court of Appeals by the U. S. Supreme Court. The PPG Settlement Arrangement will not become effective until 30 days after the PC plan of reorganization is finally approved by an appropriate court order that is no longer subject to appellate review (the “Effective Date”).

If the PC plan of reorganization incorporating the terms of the PPG Settlement Arrangement and the Corning Settlement Arrangement is approved by the Bankruptcy Court, the Court would enter a channeling injunction under §524(g) and other provisions of the Bankruptcy Code, prohibiting present and future claimants from asserting bodily injury claims after the Effective Date against PPG or its subsidiaries or PC relating to the manufacture, distribution or sale of asbestos-containing products by PC or PPG or its subsidiaries. The injunction would also prohibit codefendants in those cases from asserting claims against PPG for contribution, indemnification or other recovery. All such claims would be filed with the Trust and only paid from the assets of the Trust.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

The channeling injunction would not extend to claims against PPG alleging injury caused by asbestos on premises owned, leased or occupied by PPG (so called “premises claims”), or claims alleging property damage resulting from asbestos. There are no property damage claims pending against PPG or its subsidiaries. Historically, a small proportion of the claims against PPG and its subsidiaries have been premises claims. As a result of the settlements described below, and based upon recent review and analysis, PPG believes that the number of premises claims currently comprises less than 2% of the total asbestos-related claims against PPG. PPG believes that it has adequate insurance for the asbestos claims that would not be covered by any channeling injunction and that any financial exposure resulting from such claims will not have a material effect on PPG’s consolidated financial position, liquidity or results of operations. Certain claimants that have alleged premises claims against PPG moved the Bankruptcy Court for an order lifting the stay as to their claims. Initially, the Bankruptcy Court did not grant these claimants’ motions, but, at a hearing in the second quarter of 2006, did direct PPG and the claimants to engage in good faith negotiations toward the potential settlement of the premises claims at issue. As a result of those negotiations PPG and its primary insurers have agreed to settle approximately 425 premises claims. PPG’s insurers have agreed to provide insurance coverage for a major portion of the payments made in connection with these settlements.

In addition, and in response to additional motions to lift the stay filed on behalf of other premises claimants, the Bankruptcy Court issued a series of orders in late December 2006 lifting the stay, effective Jan. 31, 2007, with respect to an additional 496 premises claims. PPG is the process of gathering preliminary information about these claims. Other premises claims that have not been resolved remain subject to the stay. Asbestos claims other than premises claims remain subject to the stay, as outlined above, although the claimants who were party to the action resulting in a jury verdict against PPG in January 2000 have moved to lift the stay with respect to their claims. That motion is scheduled to be argued before the Bankruptcy Court in the second quarter of 2007.

PPG has no obligation to pay any amounts under the PPG Settlement Arrangement until the Effective Date. PPG and certain of its insurers (along with PC) would then make payments to the Trust, which would provide the sole source of payment for all present and future asbestos bodily injury claims against PPG, its subsidiaries or PC alleged to be caused by the manufacture, distribution or sale of asbestos products by these companies. PPG would convey the following assets to the Trust. First, PPG would convey the stock it owns in PC and Pittsburgh Corning Europe. Second, PPG would transfer 1,388,889 shares of PPG’s common stock. Third, PPG would make aggregate cash payments to the Trust of approximately $998 million, payable according to a fixed payment schedule over 21 years, beginning on June 30, 2003, or, if later, the Effective Date. PPG would have the right, in its sole discretion, to prepay these cash payments to the Trust at any time at a discount rate of 5.5% per annum as of the prepayment date. Under the payment schedule, the amount due June 30, 2003 was $75 million. In addition to the conveyance of these assets, PPG would pay $30 million in legal fees and expenses on behalf of the Trust to recover proceeds from certain historical insurance assets, including policies issued by certain insurance carriers that are not participating in the settlement, the rights to which would be assigned to the Trust by PPG.

PPG’s participating historical insurance carriers would make cash payments to the Trust of approximately $1.7 billion between the Effective Date and 2023. These payments could also be prepaid to the Trust at any time at a discount rate of 5.5% per annum as of the prepayment date. In addition, as referenced above, PPG would assign to the Trust its rights, insofar as they relate to the asbestos claims to be resolved by the Trust, to the proceeds of policies issued by certain insurance carriers that are not participating in the PPG Settlement Arrangement and from the estates of insolvent insurers and state insurance guaranty funds.

PPG would grant asbestos releases to all participating insurers, subject to a coverage-in-place agreement with certain insurers for the continuing coverage of premises claims (discussed above). PPG would grant certain participating insurers full policy releases on primary policies and full product liability releases on excess

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

coverage policies. PPG would also grant certain other participating excess insurers credit against their product liability coverage limits.

In the second quarter of 2002, an initial charge of $772 million was recorded for the estimated cost of the PPG Settlement Arrangement which included the net present value as of December 31, 2002, using a discount rate of 5.5% of the aggregate cash payments of approximately $998 million to be made by PPG to the Trust. That amount also included the carrying value of PPG’s stock in Pittsburgh Corning Europe, the fair value as of June 30, 2002 of 1,388,889 shares of PPG common stock and $30 million in legal fees of the Trust to be paid by PPG, which together with the first payment originally scheduled to be made to the Trust on June 30, 2003, were reflected in the current liability for PPG’s asbestos settlement in the balance sheet as of June 30, 2002. The net present value at that date of the remaining payments of $566 million was recorded in the noncurrent liability for asbestos settlement. The following table summarizes the impact on our income statement for the three months ended March 31, 2007 and 2006 resulting from the PPG Settlement Arrangement including the change in fair value of the stock to be transferred to the asbestos settlement trust and the equity forward instrument (see Note 12, “Derivative Financial Instruments and Hedge Activities”) and the increase in the net present value of the future payments to be made to the Trust.

	Three Months Ended March 31
	2007	2006
	(Millions)
Increase (decrease) in expense:

Change in fair value:
PPG stock	$8	$8
Equity forward instrument	(5)	(5)
Accretion of asbestos liability	6	6

Asbestos settlement—net expense	$9	$9

The fair value of the equity forward instrument was $19 million and $14 million as of March 31, 2007 and December 31, 2006, respectively, and was included as an other current asset in the accompanying condensed consolidated balance sheet. Payments under the fixed payment schedule require annual payments that are due each June. The current portion of the asbestos settlement liability included in the accompanying condensed consolidated balance sheet as of March 31, 2007, consists of all such payments required through June 2007, the fair value of PPG’s common stock and legal fees and expenses. The amount due June 30, 2008, of $28 million and the net present value of the remaining payments is included in the long-term asbestos settlement liability in the accompanying condensed consolidated balance sheet. For 2007, accretion expense associated with the asbestos liability will range from $5 million to $6 million per quarter.

Because the filing of asbestos claims against the Company has been enjoined since April 2000, a significant number of additional claims may be filed against the Company if the Bankruptcy Court stay were to expire. If the PPG Settlement Arrangement (or any potential modification of that arrangement) is not implemented, for any reason, and the Bankruptcy Court stay expires, the Company intends to vigorously defend the pending and any future asbestos claims against it and its subsidiaries. The Company believes that it is not responsible for any injuries caused by PC products, which represent the preponderance of the pending bodily injury claims against it. Prior to 2000, PPG had never been found liable for any such claims, in numerous cases PPG had been dismissed on motions prior to trial, and aggregate settlements by PPG to date have been immaterial. In Jan. 2000, in a trial in a state court in Texas involving six plaintiffs, the jury found PPG not liable. However, a week later in a separate trial also in a state court in Texas, another jury found PPG, for the first time, partly responsible for injuries to five plaintiffs alleged to be caused by PC products. PPG intends to appeal the adverse verdict in the event the settlement does not become effective, or the stay is lifted as to these claims, which are the subject of a

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

motion to lift the stay as described above. Although PPG has successfully defended asbestos claims brought against it in the past, in view of the number of claims, and the questionable verdicts and awards that other companies have experienced in asbestos litigation, the result of any future litigation of such claims is inherently unpredictable.

It is PPG’s policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Reserves for environmental contingencies are exclusive of claims against third parties and are generally not discounted. As of March 31, 2007 and December 31, 2006, PPG had reserves for environmental contingencies totaling $280 million and $282 million, respectively, of which $66 million and $65 million, respectively, were classified as current liabilities. Pretax charges against income for environmental remediation costs totaled $3 million and $14 million for the three months ended March 31, 2007 and 2006, respectively, and are included in “Other charges” in the accompanying condensed consolidated statement of income. Cash outlays related to such environmental remediation aggregated $5 million and $10 million for the three months ended March 31, 2007 and 2006, respectively.

Management anticipates that the resolution of the Company’s environmental contingencies will occur over an extended period of time. Over the 15 years prior to 2006, the pretax charges against income ranged between $10 million and $49 million per year. Consistent with our previous disclosure, charges for estimated environmental remediation costs in 2006 were significantly higher than our historical range as a result of our continuing efforts to analyze and assess the environmental issues associated with a former chromium manufacturing plant site located in Jersey City, NJ and at the Calcasieu River Estuary located near our Lake Charles, LA chlor-alkali plant, which efforts resulted in a pre-tax charge of $173 million in the third quarter of 2006 for the estimated costs of remediating these sites. We anticipate that charges against income in 2007 for environmental remediation costs will be within the prior historical range. We expect cash outlays for environmental remediation costs to be approximately $65 million in 2007 and to range from $50 million to $70 million annually through 2011. It is possible, however, that technological, regulatory and enforcement developments, the results of environmental studies and other factors could alter these expectations. In management’s opinion, the Company operates in an environmentally sound manner and the outcome of the Company’s environmental contingencies will not have a material effect on PPG’s financial position or liquidity; however, any such outcome may be material to the results of operation of any particular period in which costs, if any, are recognized.

In New Jersey, PPG continues to perform its obligations under an Administrative Consent Order (“ACO”) with the New Jersey Department of Environmental Protection (“NJDEP”). Since 1990, PPG has remediated 47 of 61 residential and nonresidential sites under the ACO. The most significant of the remaining sites is the former chromium manufacturing location in Jersey City. The Company submitted a feasibility study work plan to the NJDEP in October 2006 that includes review of the available remediation technology alternatives for the former chromium manufacturing location. Under the feasibility study work plan, remedial alternatives which will be assessed include, but are not limited to, soil excavation and offsite disposal in a licensed disposal facility, insitu chemical stabilization of soil and groundwater, and insitu solidification of soils. A feasibility study is expected to be completed in 2008. In addition, PPG is planning to conduct Interim Remedial Measures (IRMs) at the site during 2007 to 2008. Implementation of these IRMs will assist in the evaluation of remedial technologies required in the feasibility study. PPG has recently proposed excavation and offsite disposal of impacted soils as the preferred remedial alternative for one other of the remaining sites under the ACO. This proposal has been submitted to the NJDEP for approval. In addition, investigation activities are ongoing for an additional six sites covered by the ACO with completion expected in 2007. Investigation activities have not yet begun for the remaining six sites covered by the ACO, but we believe the results of the study at the former chromium manufacturing location will also provide us with relevant information concerning remediation alternatives at

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

these 12 sites. The principal contaminant of concern is hexavalent chromium. Based on current estimates, at least 500,000 tons of soil may be potentially impacted for all remaining sites.

As a result of the extensive analysis undertaken in connection with the preparation and submission of the feasibility study work plan for the former chromium manufacturing location, the Company recorded a pretax charge of $165 million in the third quarter of 2006. This charge included estimated costs for remediation at all remaining ACO sites, including the former manufacturing site, and for the resolution of litigation filed by NJDEP as discussed below. In May 2005, the NJDEP filed a complaint against PPG and two other former chromium producers seeking to hold the parties responsible for a further 53 sites where the source of chromium contamination is not known and to recover costs incurred by the agency in connection with its response activities at certain of those sites. This case is in discovery with ongoing mediation to resolve the allocation of these additional sites among the three companies. As of March 31, 2007 and December 31, 2006 PPG had reserves of $197 million and $198 million, respectively, for environmental contingencies associated with all New Jersey sites.

Multiple future events, such as feasibility studies, remedy selection, remedy design and remedy implementation involving agency action or approvals will be required, and considerable uncertainty exists regarding the timing of these future events for the remaining 14 sites covered by the ACO. Final resolution of these events is expected to occur over an extended period of time. However, based on current information, it is expected that feasibility study approval and remedy selection could occur during 2007 to 2008 for the former chromium plant and six adjacent sites, while remedy design and approval could occur during 2008 to 2009, and remedy implementation could occur during 2009 to 2013, with some period of long-term monitoring for remedy effectiveness to follow. One other site is expected to be remediated during 2007 to 2008. Activities at six other sites have not yet begun and the timing of future events related to these sites cannot be predicted at this time. Based on current information, we expect cash outlays related to remediation efforts in New Jersey to range from $30 million to $55 million annually from 2007 through 2011.

In Lake Charles, the U.S. Environmental Protection Agency has completed investigation of contamination levels in the Calcasieu River estuary and issued a Final Remedial Investigation Report in September 2003, which incorporates the Human Health and Ecological Risk Assessments, indicating that elevated levels of risk exist in the estuary. PPG and other potentially responsible parties are performing a feasibility study under the authority of the Louisiana Department of Environmental Quality (“LDEQ”). A report describing the process by which preliminary remedial action goals will be determined was submitted on March 1, 2005 and approved by LDEQ on Aug. 10, 2005. PPG’s exposure with respect to the Calcasieu Estuary is focused on the lower few miles of Bayou d’Inde, a small tributary to the Calcasieu Estuary near PPG’s Lake Charles facility, and about 150 to 200 acres of adjacent marshes. The Company and three other potentially responsible parties submitted a draft remediation feasibility study report to the LDEQ in October 2006 following completion of the feasibility study and an evaluation of its findings. The proposed remedial alternatives include sediment dredging, sediment capping, and biomonitoring of fish and shellfish. Principal contaminants of concern which may require remediation include various metals, dioxins and furans, and polychlorinated biphenyls. As a result of the analysis undertaken in connection with the preparation and submission of the draft feasibility study, PPG recorded a pretax charge of $8 million in the third quarter of 2006 for its estimated share of the remediation costs at this site.

Multiple future events, such as feasibility studies, remedy selection, remedy design and remedy implementation involving agency action or approvals will be required and considerable uncertainty exists regarding the timing of these future events. Final resolution of these events is expected to occur over an extended period of time. However, based on currently available information it is expected that feasibility study approval and remedy selection could occur in 2007 or 2008, remedy design and approval could occur during 2008, and remedy implementation could occur during 2008 to 2011 with some period of long-term monitoring for remedy effectiveness to follow.

PPG INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

The principal elements of the charges for remediating the New Jersey and Calcasieu Estuary sites are based on competitively derived or readily available remediation industry cost data for representative remedial options (e.g. excavation, insitu stabilization/solidification, etc.) to be evaluated for the New Jersey sites and the remedial alternatives proposed to LDEQ for the Calcasieu Estuary. Major cost components include transportation and disposal of excavated soil and/or soil treatment costs for the New Jersey sites and sediment capping and dredging costs for the Calcasieu Estuary site. The charges we recorded are exclusive of any third party indemnification, as we believe the likelihood of receiving any such amounts to be remote.

In addition to the amounts currently reserved, the Company may be subject to loss contingencies related to environmental matters estimated to be as much as $200 million to $300 million, which range is unchanged since December 31, 2006. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. This range of reasonably possible unreserved loss relates to environmental matters at a number of sites; however, about 40% of this range relates to the former chromium manufacturing plant site in Jersey City, NJ, and about 30% relates to three operating PPG plant sites in our chemicals businesses. The loss contingencies related to these sites include significant unresolved issues such as the nature and extent of contamination at these sites and the methods that may have to be employed to remediate them.

Initial remedial actions are occurring at the three operating plant sites in our chemicals businesses. Studies to determine the nature of the contamination are reaching completion and the need for additional remedial actions, if any, is presently being evaluated.

With respect to certain waste sites, the financial condition of any other potentially responsible parties also contributes to the uncertainty of estimating PPG’s final costs. Although contributors of waste to sites involving other potentially responsible parties may face governmental agency assertions of joint and several liability, in general, final allocations of costs are made based on the relative contributions of wastes to such sites. PPG is generally not a major contributor to such sites.

The impact of evolving programs, such as natural resource damage claims, industrial site reuse initiatives and state remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The Company’s assessment of the potential impact of these environmental contingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies, and the potential for technological and regulatory developments.

The bankruptcy proceedings related to our partner in a fiber glass joint venture in Venezuela have been in progress since 2003 and remain unresolved, which has created uncertainty concerning the future of the joint venture. After an extensive evaluation of a variety of options concerning a path forward, we have concluded that we will not be able to recover the carrying amount of our investment in and receivables from this joint venture and have written those assets off in the first quarter of 2007 by taking a pre-tax charge against earnings of $10 million which is included in “Other charges” in the accompanying condensed consolidated statement of income.

The Company accrues for product warranties at the time the products are sold based on historical claims experience. As of March 31, 2007 and December 31, 2006, the reserve for product warranties was $9 million and $10 million, respectively. Pretax charges against income for product warranties and the related cash outlays were not material for the three months ended March 31, 2007 and 2006.

The Company had outstanding letters of credit of $71 million and guarantees of $61 million as of March 31, 2007. The Company does not believe any loss related to such guarantees is likely.

Schedule II—Valuation and Qualifying Accounts

For the Years Ended December 31, 2006, 2005 and 2004

(Millions)	Balance at Beginning of Year	Charged to Costs and Expenses	Other Additions(1)	Deductions(2)	Balance at End of Year
Allowance for doubtful accounts:
2006	$39	$15	$7	$(13)	$48
2005	$39	$24	$—	$(24)	$39
2004	$45	$9	$—	$(15)	$39

(1)	Allowance for notes and accounts receivable relating to acquisitions.
(2)	Notes and accounts receivable written off as uncollectible, net of recoveries, and changes attributable to foreign currency translation.

All other schedules are omitted because they are not applicable.